Exhibit 2.1

***Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type the registrant treats as private or confidential. Such omitted information is indicated by brackets (“[*]”) in this exhibit.***

BUSINESS COMBINATION AGREEMENT

by and among

BLACK SPADE ACQUISITION CO,

VINFAST AUTO PTE. LTD.,

and

NUEVO TECH LIMITED

dated as of May 12, 2023

TABLE OF CONTENTS

ARTICLE 1

CERTAIN DEFINITIONS

i

ANNEXES

Annex A – Form of Listing Constitution
Annex B – Form of Shareholders Support and Lock-Up Agreement and Deed
Annex C – Form of Sponsor Support and Lock-Up Agreement and Deed
Annex D – Form of Registration Rights Agreement
Annex E – Form of Assignment, Assumption and Amendment Agreement
Annex F – Form of Plan of Merger

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (as it may be amended, restated or otherwise modified from time to time, this “Agreement”), dated as of May 12, 2023, is entered into by and among (i) Black Spade Acquisition Co, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“BSAQ”), (ii) VinFast Auto Pte. Ltd. (Company Registration No. 201501874G), a private company limited by shares incorporated under the laws of Singapore (the “Company”) and (iii) Nuevo Tech Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a direct wholly-owned Subsidiary of the Company (“Merger Sub”). BSAQ, the Company and Merger Sub are referred to herein collectively as the “Parties.”

RECITALS

WHEREAS, BSAQ is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly formed entity, and was formed for the purpose of consummating the transactions contemplated by this Agreement and the Ancillary Agreements (the “Transactions”);

WHEREAS, on the Closing Date (as defined below), immediately prior to the Merger Effective Time, the Company shall adopt the Constitution in substantially the form attached hereto as Annex A (with such changes as may be agreed in writing by BSAQ and the Company, the “Listing Constitution”) and implement the Recapitalization (as defined below);

WHEREAS, immediately following the Recapitalization, upon the terms and subject to the conditions of this Agreement, at the Merger Effective Time, Merger Sub shall be merged with and into BSAQ, whereupon the separate corporate existence of Merger Sub shall cease and BSAQ shall be the surviving company and continue its existence under the Companies Act (as revised) of the Cayman Islands (the “Cayman Islands Companies Act”) as a direct wholly-owned Subsidiary of the Company;

WHEREAS, the board of directors of BSAQ (the “BSAQ Board”) has unanimously (i) determined that it is fair to, advisable for and in the best interests of BSAQ and the BSAQ Shareholders (as defined below) to enter into this Agreement and the Ancillary Agreements to which BSAQ is a party and to consummate the Merger (as defined below) and the other Transactions, (ii) approved this Agreement and the Ancillary Agreements to which BSAQ is a party, the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Merger and the other Transactions, and (iii) determined to recommend to the BSAQ Shareholders the approval and adoption of this Agreement, the Plan of Merger, the other Ancillary Agreements to which BSAQ is a party, the Merger and the other Transactions;

WHEREAS, the respective boards of directors of the Company and Merger Sub (respectively, the “Company Board” and the “Merger Sub Board”) have unanimously (i) determined that it is fair to, advisable for and in the best interests of the Company and Merger Sub and their respective shareholders, as applicable, to enter into this Agreement, the Ancillary Agreements to which it is a party and to consummate the Merger and the other Transactions, and (ii) approved this Agreement and the Ancillary Agreements to which it is a party, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Merger and the other Transactions. The Company, as the sole shareholder of Merger Sub, has adopted a special resolution approving this Agreement, the Plan of Merger and the Transactions;

WHEREAS, prior to the Merger, BSAQ will provide an opportunity to its shareholders to have their issued and outstanding BSAQ Class A Ordinary Shares redeemed on the terms and subject to the conditions set forth in the Amended and Restated Memorandum and Articles of Association of BSAQ, adopted by special resolution dated July 12, 2021 and effective on July 12, 2021 (as may be amended, restated or otherwise modified from time to time, the “BSAQ Governing Document”), in connection with the Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to BSAQ’s willingness to enter into this Agreement, all of the Company Shareholders have entered into a Shareholders Support and Lock-Up Agreement and Deed with BSAQ and the Company in the form attached as Annex B hereto (the “Shareholders Support Agreement”);

WHEREAS, prior to the Closing, the Company shall obtain the Company Conversion Approval (as defined below), Company Recapitalization Approval (as defined below) and Company Closing Approval (as defined below);

WHEREAS, concurrently with the execution and delivery of this Agreement, BSAQ, the Company, the Sponsor (as defined below) and the other parties thereto have entered into a Sponsor Support Agreement in the form attached as Annex C hereto (the “Sponsor Support Agreement”);

WHEREAS, concurrently with the consummation of the Transactions, the Company, the Sponsor, the Company Shareholders, and other Holders (as defined therein) shall enter into a Registration Rights Agreement substantially in the form attached as Annex D hereto (the “Registration Rights Agreement”); and

WHEREAS, prior to the Merger, BSAQ, the Company and Continental Stock Transfer & Trust Company as warrant agent (in such capacity, the “Warrant Agent”) shall enter into an Assignment, Assumption and Amendment Agreement substantially in the form attached as Annex E hereto (the “Assignment, Assumption and Amendment Agreement”), pursuant to which, effective at the consummation of the Transactions, BSAQ assigns to the Company all of its rights, interests, and obligations in and under the Warrant Agreement (as defined below), which amends the Warrant Agreement to change all references to Warrants (as such term is defined therein) to Company Warrants (and all references to Class A ordinary shares (as such term is defined therein) underlying such warrants to Company Ordinary Shares) and which causes each outstanding Company Warrant to represent the right to receive, from the Merger Effective Time, one whole Company Ordinary Share.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, BSAQ, the Company and Merger Sub agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.01. Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Transaction” has the meaning given to such term in Section 9.11.

“Action” means any action, suit, investigation (including Tax audit), litigation, claim (including any crossclaim or counterclaim), assessment, arbitration, charge or proceeding (including any civil, criminal, administrative, arbitral, investigative or appellate proceeding), in each case, that is by or before any Governmental Authority.

“Adjustment Factor” means the quotient obtained from dividing (i) the Per Share Equity Value by (ii) the Reference Price.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Affiliate Transactions” has the meaning given to such term in Section 5.21.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by Applicable Law in respect of Tax.

“Aggregate Company Shares” means the aggregate number of Pre-Recapitalization Company Shares that are issued and outstanding immediately prior to the Recapitalization.

“Agreement” has the meaning given to such term in the preamble hereto.

“Ancillary Agreements” means the Plan of Merger, the Shareholders Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Assignment, Assumption and Amendment Agreement, and the other agreements, instruments and documents expressly contemplated hereby.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act or any rules or regulations thereunder, the UK Bribery Act, any legislation implementing the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and all other Applicable Laws regarding anti-corruption and bribery or illegal payments or gratuities.

“Anti-Money Laundering Laws” has the meaning given to such term in Section 5.24(h).

“Antitrust Laws” means any federal, state, provincial, territorial and foreign statutes, rules, regulations, Governmental Orders, administrative and judicial doctrines and other Applicable Laws that are designed or intended to prohibit, restrict or regulate foreign investment or actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Assignment, Assumption and Amendment Agreement” has the meaning given to such term in the recitals hereto.

“Available Cash” means, as of immediately prior to the Closing, an amount equal to the sum of (i) the amount of cash available to be released from the Trust Account (after giving effect to all payments to be made as a result of the completion of all BSAQ Share Redemptions), plus (ii) if applicable, the gross amount of proceeds actually paid to the Company pursuant to Section 3.10 (Backstop Financing) of the Sponsor Support Agreement.

“BSAQ” has the meaning given to such term in the preamble hereto.

“BSAQ Board” has the meaning given to such term in the recitals hereto.

“BSAQ Board Recommendation” has the meaning given to such term in Section 6.02(c).

“BSAQ Class A Ordinary Shares” means the Class A ordinary shares of BSAQ, par value $0.0001 per share.

“BSAQ Class B Ordinary Shares” means the Class B ordinary shares of BSAQ, par value $0.0001 per share.

“BSAQ Cure Period” has the meaning given to such term in Section 11.01(e).

“BSAQ Disclosure Schedule” means the confidential disclosure schedule delivered by BSAQ to the Company concurrently with the execution and delivery of this Agreement.

“BSAQ Dissenting Shareholders” has the meaning given to such term in Section 4.02(a).

“BSAQ Dissenting Shares” has the meaning given to such term in Section 4.02(a).

“BSAQ Excluded Shares” has the meaning given to such term in Section 3.06(b)(ii).

“BSAQ Extraordinary General Meeting” has the meaning given to such term in Section 9.05(a).

“BSAQ Governing Document” has the meaning given to such term in the recitals hereto.

“BSAQ Material Adverse Effect” means any effect, development, event, occurrence, fact, condition, circumstance or change that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the ability of BSAQ to timely consummate the Closing (including the Merger) on the terms set forth herein or to perform its agreements or covenants hereunder.

“BSAQ Material Contract” has the meaning given to such term in Section 6.14.

“BSAQ Ordinary Shares” means the BSAQ Class A Ordinary Shares and the BSAQ Class B Ordinary Shares.

“BSAQ Private Warrant” means each warrant to purchase one BSAQ Class A Ordinary Share originally issued to the Sponsor.

“BSAQ Public Warrant” means each warrant to purchase one BSAQ Class A Ordinary Share that was included in the BSAQ Units.

“BSAQ Redeeming Share” means each BSAQ Class A Ordinary Share in respect of which the applicable holder thereof has validly exercised his, her or its BSAQ Shareholder Redemption Right (and not waived, withdrawn or otherwise lost such rights).

“BSAQ Securityholders” has the meaning given to such term in Section 4.03(a).

“BSAQ Share Redemption” means the election of an eligible (as determined in accordance with the BSAQ Governing Document) Pre-Closing BSAQ Holder to exercise its BSAQ Shareholder Redemption Right in connection with the consummation of the Transactions.

“BSAQ Shareholders” means the holders of issued and outstanding BSAQ Ordinary Shares.

“BSAQ Shareholder Approval” means the approval of the Transaction Proposals (other than the Transaction Proposal contemplated by clause (v) of the definition thereof), in each case, by the requisite number of votes cast by the holders of BSAQ Ordinary Shares at the BSAQ Extraordinary General Meeting, in accordance with the Proxy Statement, the BSAQ Governing Document and Applicable Law.

“BSAQ Shareholder Redemption Amount” means the aggregate amount payable with respect to the exercise of BSAQ Shareholder Redemption Rights.

“BSAQ Shareholder Redemption Right” means the right of the holders of BSAQ Class A Ordinary Shares to redeem all or a portion of their BSAQ Class A Ordinary Shares as set forth in the BSAQ Governing Document.

“BSAQ Units” means the units issued in BSAQ’s initial public offering (whether purchased in such offering or thereafter in the public market), each consisting of one BSAQ Class A Ordinary Share and one-half of a BSAQ Public Warrant.

“BSAQ Warrants” means the BSAQ Private Warrants and the BSAQ Public Warrants.

“Business Combination” has the meaning given to such term in the BSAQ Governing Document.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the Cayman Islands, Singapore, Hong Kong, Ho Chi Minh City or New York, New York are authorized or required by Applicable Law to close.

“Cayman Islands Companies Act” has the meaning given to such term in the recitals hereto.

“Cayman Islands Registrar of Companies” means the Registrar of Companies of the Cayman Islands under the Cayman Islands Companies Act.

“Change of Control” means any of the following events: (a) any transaction or series of transactions the result of which is: (i) the acquisition by any Person or “group” (as defined in the Exchange Act and rules and regulations thereunder) of Persons of direct or indirect beneficial ownership of securities representing more than 50% of the combined voting power of then outstanding securities of the Company; (ii) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act and rules and regulations thereunder) acquiring more than 50% of the combined voting power of then outstanding securities of the Company or the surviving Person outstanding immediately after such combination; or (iii) a sale of at least a majority of the assets of the Company and its Subsidiaries, taken as a whole or (b) the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: individuals who, on the Closing Date, constitute the Company Board and any new director whose appointment or election by the Company Board or nomination for election by the shareholders of the Company was approved or recommended by a vote of at least a majority of the directors then still in office who either were members of the Company Board on the Closing Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (b); provided, however, that any transfers between the Company Shareholders or to another entity that is an Affiliate of such Company Shareholder shall not be deemed to constitute a “Change of Control”.

“Closing” has the meaning given to such term in Section 3.03.

“Closing Date” has the meaning given to such term in Section 3.03.

“Closing Press Release” has the meaning given to such term in Section 9.09.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning given to such term in the preamble hereto.

“Company Benefit Plan” has the meaning given to such term in Section 5.15(a).

“Company Board” has the meaning given to such term in the recitals hereto.

“Company Closing Approval” means the approval of this Agreement, the Ancillary Agreements and the Transactions (including the Merger) by the requisite number of votes cast by the holders of the Pre-Recapitalization Company Shares pursuant to the terms and subject to the conditions of the Company’s Governing Documents and Applicable Law.

“Company Conversion Approval” means the approval of the Conversion by at least two-thirds of votes cast by the holders of Pre-Recapitalization Company Shares pursuant to the terms and subject to the conditions of the Company’s Governing Documents and Applicable Law.

“Company Cure Period” has the meaning given to such term in Section 11.01(d).

“Company Disclosure Schedule” means the confidential disclosure schedule delivered by the Company to BSAQ concurrently with the execution and delivery of this Agreement.

“Company Equity Incentive Plan” has the meaning given to such term in Section 9.10.

“Company Exchange Shares” has the meaning given to such term in Section 3.06(b)(i).

“Company Exchange Warrants” has the meaning given to such term in Section 3.06(c)

“Company Financial Statements” has the meaning given to such term in Section 5.07(a).

“Company IT Systems” means any and all computers, hardware, Software, servers, workstations, routers, hubs, switches, circuits, racks, PCs, laptops, terminals, networking or data communications lines and all other information technology equipment, including all documentation related to the foregoing, owned, licensed, leased, or otherwise used by or on behalf of the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any effect, development, event, occurrence, fact, condition, circumstance or change that, individually or in the aggregate, (x) has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations, financial condition, assets or liabilities of the Company and its Subsidiaries, taken as a whole, or (y) does or would reasonably be expected to prevent any of the Company or Merger Sub from timely consummating the Closing on the terms set forth herein or to perform their agreements or covenants hereunder; provided, however, that, in the case of the foregoing clause (x) only, no effect, development, event, occurrence, fact, condition, circumstances or change, to the extent resulting from any of the following, either individually or in the aggregate, shall be deemed to constitute, or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) any change in Applicable Law or GAAP, or regulatory policies or interpretations thereof; (ii) any change in interest rates or economic, financial or market conditions generally; (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement (or the obligations hereunder), including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement, execution, pendency, consummation or performance) on the Company’s and its Subsidiaries’ relationships, contractual or otherwise, with third parties; provided that this clause (iii) shall not prevent a determination that a breach of any representation and warranty set forth herein which addresses the consequences of the execution and performance of this Agreement or the consummation of the Merger has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect; (iv) any change generally affecting any of the industries or markets in which the Company or any of its Subsidiaries operates; (v) any acts of war, sabotage, civil unrest or terrorism, changes in global, national, regional, state or local political or social conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, any epidemic or pandemic (including the COVID-19 Pandemic) and any other force majeure event (natural or man-made), or any worsening of any of the foregoing; (vi) the compliance with the express terms of this Agreement, including any action required to be taken, or required not to be taken, pursuant to the terms of this Agreement or otherwise taken at the prior written request of BSAQ or omitted to be taken to the extent attributable to BSAQ unreasonably withholding its consent pursuant to Section 7.01; (vii) in and of itself, the failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets or estimates of revenues, earnings or other financial metrics for any period; provided that this clause (vii) shall not prevent a determination that any change or effect underlying such failure to meet projections, forecasts or budgets has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect, or (viii) any matter set forth in the Company Disclosure Schedule which matter is reasonably apparent on its face as constituting a Company Material Adverse Effect (disregarding this clause (viii)); except in the case of clauses (i), (ii) and (iv), to the extent that any such effect, development, event, occurrence, fact, condition, circumstance or change has a disproportionate and adverse effect on the business, assets, results of operations or condition of the Company and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the industry in which the Company and its Subsidiaries operate, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to such similarly situated participants.

“Company Ordinary Shares” means the ordinary shares in the capital of the Company, as of immediately after the Recapitalization.

“Company Permits” has the meaning given to such term in Section 5.11(b).

“Company PII” means any and all Personally Identifiable Information that is Processed by or on behalf of the Company or its Subsidiaries in connection with the development, marketing, delivery, servicing, use or other exploitation of the Company’s or its Subsidiaries’ products, services or operations.

“Company Privacy Policies” means all current and, to the extent applicable, prior public or internal policies, procedures and representations of the Company or its Subsidiaries to the extent relating to data security or the Processing of Personally Identifiable Information, including the Data Protection Program.

“Company Recapitalization Approval” means the approval of the Recapitalization by the requisite number of votes cast by the holders of Pre-Recapitalization Company Shares pursuant to the terms and subject to the conditions of the Company’s Governing Documents and Applicable Law.

“Company Shareholders” means the holders of issued and outstanding Pre-Recapitalization Company Shares as of immediately prior to the Recapitalization.

“Company Waiving Parties” has the meaning given to such term in Section 12.17.

“Company Warrants” means each warrant to purchase one Company Ordinary Share.

“Completion 8-K” has the meaning given to such term in Section 9.09.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 25, 2023, by and between BSAQ and the Company.

“Contracts” means any contract, agreement, subcontract, lease, sublease, license, sublicense, conditional sales contract, purchase or service order, indenture, note, bond, loan, understanding, undertaking, commitment or other arrangement or instrument, including any exhibits, annexes, appendices and attachments thereto and any amendments, statements of work, modifications, supplements, extensions or renewals thereto, whether written or oral.

“Conversion” means the conversion of the Company from a Singapore private company to a Singapore public company in accordance with the Singapore Companies Act.

“COVID-19 Pandemic” means the novel coronavirus (SARS-CoV-2 or COVID-19), and any evolutions, mutations or variations thereof or any other related or associated public health emergency, epidemics, pandemics or disease outbreaks occurring on and prior to the Closing Date.

“Damages” means all fines, losses, damages, liabilities, penalties, judgments settlements, assessments and other reasonable costs and expenses (including reasonable legal, attorneys’ and other experts’ fees).

“Data Protection Program” has the meaning given to such term in Section 5.14(a).

“Eligible BSAQ Shareholder” has the meaning given to such term in Section 3.06(b)(i).

“Eligible BSAQ Shares” has the meaning given to such term in Section 3.06(b)(i).

“Employment Laws” has the meaning given to such term in Section 5.16(b).

“Environmental Laws” means any Applicable Laws relating to pollution or the protection of the environment, including those related to the use, generation, treatment, storage, handling, emission, transportation, disposal or Release of Hazardous Materials, each as in effect on and as interpreted as of the date of this Agreement.

“Equity Security” means (i) any share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting security or other ownership interest, (ii) any other interest or participation (including phantom units or interests) that confers on a Person the right to receive a unit of the profits and losses of, or distribution of assets of, the issuing entity (including any “profits interests”), (iii) any subscription, call, warrant, option, restricted share, restricted stock unit, stock appreciation right, performance unit, incentive unit or other commitment of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any of the foregoing and (iv) any security convertible into or exercisable or exchangeable for any of the foregoing.

“Equity Value” means $23,000,000,000.

“Exchange Act” has the meaning given to such term in Section 6.08(a).

“Exchange Agent” has the meaning given to such term in Section 4.03(a).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including but not limited to, as applicable, the constitution, the memorandum of association, articles of association, certificates of incorporation, by-laws, material intercompany operating agreements, registration statements and equivalent organizational documents, each as amended, supplemented and/or restated to date.

“Governmental Authority” means any supra-national, federal, regional, state, provincial, municipal, local or foreign government, governmental authority, taxing, regulatory or administrative agency, governmental commission, department, agency or instrumentality, court or tribunal, including any political subdivision thereof and any entity or enterprise owned or controlled thereby, any Qualified Stock Exchange or any self-regulatory organization or arbitral body (public or private), or any public international organization.

“Government Official” means any public or elected official or officer, employee (regardless of rank), or Person acting on behalf of a national, provincial, or local government, including a department, agency, instrumentality, state-owned or state-controlled company, public international organization (such as the United Nations or World Bank), or non-U.S. political party, non-U.S. party official or any candidate for political office. Officers, employees (regardless of rank), or Persons acting on behalf of an entity that is financed in large measure through public appropriations, is widely perceived to be performing government functions, or has its key officers and directors appointed by a government should also be considered “Government Officials.”

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, issued, promulgated, made or entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” (or words of similar intent or meaning) under applicable Environmental Law, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“Indebtedness” means any (i) indebtedness, whether or not contingent, for borrowed money, or (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security or similar instrument.

“Intellectual Property” means any and all intellectual property rights and similar proprietary rights in any jurisdiction throughout the world, whether registered or unregistered, including such rights in any and all of the following: (i) statutory invention registrations, patents and patent applications (together with any and all re-issuances, continuations, continuations-in-part, divisionals, revisions, provisionals, renewals, extensions and reexaminations of any of the foregoing) and all improvements to the inventions disclosed in each such patent or patent application, (ii) trademarks, service marks, trade dress, trade names, service names, brand names, certifications, corporate names, logos, social media identifiers and any and all other indications of origin, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) designs, copyrights, and all applications and registrations therefor, works of authorship, mask work rights and any and all renewals, extensions, reversions, restorations, derivative works and moral rights in connection with the foregoing, now or hereafter provided by Applicable Law, whether or not published and regardless of the medium of fixation or means of expression, (iv) Internet domain names and social media identifiers and accounts, (v) trade secrets, proprietary know-how (including manufacturing and production processes and research and development information), confidential and proprietary information, including processes, data, inventions, technical data, algorithms, formulae, procedures, protocols, techniques, results of experimentation and testing, and business information (including financial and marketing plans, customer and supplier lists, and pricing and cost information), (vi) rights to publicity and privacy, (vii) Software, (viii) databases and data collections, (ix) industrial designs, (x) all registrations and applications (whether provisional, pending or final) to register, and renewals of any of the foregoing, and all common law rights thereto, and (xi) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.

“Interim Period” has the meaning given to such term in Section 7.01.

“Labor Contract” has the meaning given to such term in Section 5.12(a)(v).

“Leakage” means, without duplication, to the extent paid or incurred after the date hereof and prior to the Closing Date, in each case, other than Permitted Leakage: (i) any dividend (whether in the form of cash or other property) or distribution declared, made or paid, by the Company or any Subsidiary of the Company to any Related Party; (ii) any repurchase or redemption of any Equity Securities of the Company or any Subsidiary of the Company, other than any such repurchase or redemption by any Subsidiary of the Company of any Equity Securities owned by the Company or any of its Subsidiaries; (iii) any waiver or release (A) in favor of any Related Party of any sum or obligation owing by any such Related Party to the Company or any of its Subsidiaries or (B) of any claims or rights of the Company or any of its Subsidiaries against any such Related Party, in each case, other than as expressly contemplated by this Agreement; (iv) any payments of any nature made to (or assets transferred to) any Related Party by the Company or any of its Subsidiaries; (v) any liabilities assumed or incurred for the benefit of any Related Party by the Company or any of its Subsidiaries, other than as expressly contemplated by this Agreement; (vi) the creation of any Lien over any asset of the Company or any of its Subsidiaries for the benefit of any Related Party (not including any benefit arising by virtue of the Related Party’s Equity Securities in the Company); (vii) any discharge or waiver by the Company or any of its Subsidiaries of any liability or obligation of any Related Party; (viii) any agreement or arrangement made or entered into by the Company or any of its Subsidiaries to do or give effect to any matter referred to in clause (i) through clause (vii) above; or (ix) any Tax which is payable by the Company or any of its Subsidiaries as a result of any of clause (i) through clause (viii) above.

“Leased Real Property” means all real property and interests in real property leased, subleased or otherwise occupied or used but not owned by the Company or any of its Subsidiaries.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and licensed or sublicensed (or purported to be licensed or sublicensed) to either the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, charge, deed of trust, pledge, hypothecation, encumbrance, real property license, security interest, covenant not to sue, option, right of first refusal, right of first offer, claim, restriction or other lien or similar adverse claim of any kind in respect of such property or asset.

“Listing Constitution” has the meaning given to such term in the recitals hereto.

“Merger” has the meaning given to such term in Section 3.01(a).

“Merger Sub” has the meaning given to such term in the preamble hereto.

“Merger Effective Time” has the meaning given to such term in Section 3.03.

“Merger Surviving Company” has the meaning given to such term in Section 3.01(b).

“Minimum Cash” means $30,000,000.

“Nasdaq” means The Nasdaq Stock Market (including the Capital Market, Global Market and/or the Global Select Market).

“NYSE” means the New York Stock Exchange.

“Observer” has the meaning given to such term in the Sponsor Support Agreement.

“Offer Documents” has the meaning given to such term in Section 9.04(c).

“Open Source Software” means any and all Software that is distributed as “free” Software, “open source” Software, “copyleft” Software or via similar licensing or distribution models that, in each case, require as a condition of use, modification or distribution (including under an ASP or “software as a service” model) of such Software that other Software using, incorporating, linking, integrating or distributing or bundling with such Software be (a) disclosed or distributed in source code form, (b) licensed for the purpose of making derivative works, (c) licensed under terms that allow reverse engineering, reverse assembly or disassembly or any kind or (d) redistributable at no charge. “Open Source Software” includes Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) the Apache Software Foundation License, (B) the GNU General Public License (GPL) or GNU Lesser General Public License (LGPL), (C) the Artistic License (e.g., PERL), (D) the Mozilla Public License, (E) the Netscape Public License, (F) the Sun Community Source License (SCSL), (G) the Sun Industry Standards License (SISL), (H) the Affero General Public License (AGPL), (I) the Common Development and Distribution License (CDDL) or (J) any license or distribution agreements or arrangements now listed as “open source” licenses on www.opensource.org or any successor website thereof or in the “Free Software Directory” maintained by the Free Software Foundation on http://directory.fsf.org/ or any successor website thereof.

“Ordinary Course of Business” with respect to any Person means, at any given time, the ordinary and usual course of operations of the business thereof, consistent with past practice, subject to any reasonable changes required to address any then current facts and circumstances (including requirements to comply with Applicable Law).

“Owned Intellectual Property” means any and all Intellectual Property owned (or purported to be owned) by the Company or any of its Subsidiaries.

“Owned Real Property” has the meaning given to such term in Section 5.19(a).

“Parties” has the meaning given to such term in the preamble hereto.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“Per Share Equity Value” means the quotient obtained by dividing (i) the Equity Value by (ii) the Aggregate Company Shares.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, clearances, orders, variances, exceptions or exemptions and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Leakage” means (i) any repurchase or redemption of any Equity Securities of the Company or any of its Subsidiaries by the Company or any of its Subsidiaries, as applicable, (a) in the Ordinary Course of Business; or (b) in connection with the termination of employment of any employee of the Company or its Subsidiaries, (ii) any payment by the Company or any of its Subsidiaries to (or on behalf of, or for the benefit of) any Related Party in respect of salary, bonus or other ordinary course compensation, director or manager fees, reimbursement or advancement of expenses, indemnification or other benefits due to such individual in their capacity as an employee, independent contractor or director of the Company or any of its Subsidiaries, together with any employer-paid portion of any employment or payroll Taxes related thereto, in each case, in the Ordinary Course of Business or as required by the terms of the Company Benefit Plans in effect on the date hereof and as made available to BSAQ, (iii) any payments made by the Company or any of its Subsidiaries to a Related Party pursuant to any of the Affiliate Transactions, Contracts or arrangements (a) set forth on Section 1.01(a) of the Company Disclosure Schedule, (b) entered into by the Company or any of its Subsidiaries after the date of this Agreement in the Ordinary Course of Business, which have been approved by the Company Board, or (c) in respect of the extension by, or repayment to, a Related Party of any loans to the Company or any of its Subsidiaries consistent with past practice; and (iv) any Tax payable by the Company or any of its Subsidiaries as a result of any of clauses (i) through (iv) above.

“Permitted Liens” means (i) Liens that arise in the Ordinary Course of Business and which are not yet due and payable or which are being contested in good faith through appropriate Actions, (ii) Liens granted by the Company or any of its Subsidiaries in connection with bona fide financing provided to the Company or any of its Subsidiaries pursuant to Contracts that have been provided to BSAQ, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and with respect to which adequate reserves have been made in accordance with GAAP, (iv) Liens on real property (including zoning, building, or other similar restrictions, variances, encumbrances, easements, covenants, rights of way and similar restrictions of record and irregularities in title) that do not, individually or in the aggregate, materially interfere with the ownership, operation, value, or present uses of such real property, (v) statutory, common law and contractual Liens of landlords with respect to leased real property and the rights of lessors under any leases; (vi) purchase money Liens and Liens securing rental payments in connection with capital lease obligations of the Company; (vii) Liens that do not materially interfere with the present ownership, value or use of the assets of the Company or the rights of the Company under its licenses or leases, individually or in the aggregate; (viii) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business, (ix) Liens on assets, goods and merchandise that has been sold imposed by purchase financing banks to arrange financing for such purchased assets, and (x) Liens described on Section 1.01(b) of the Company Disclosure Schedule.

“Person” means any individual, firm, corporation, company, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personally Identifiable Information” means any and all (i) information relating to an individual that either contains data elements that identify the individual or that can be used, directly or indirectly, to identify, contact or locate the individual, (ii) information that enables a person to contact the individual (such as information contained in a cookie or electronic device fingerprint) (iii) “personal data,” “personal information,” “nonpublic personal information” or any similar term as defined under any Applicable Law and (iv) other information, the Processing of which is regulated by an Applicable Law in relation to data protection or data privacy. Personally Identifiable Information includes (A) personal identifiers, such as name, address, telephone number, Social Security Number, date of birth, driver’s license number, identification number issued by a Governmental Authority, Taxpayer Identification Number and passport number, (B) online identifiers, e-mail addresses social media handles, Internet or Software-based usernames, Internet protocol addresses, cookie identifiers, device identifiers, (C) financial information, including credit or debit card numbers, account numbers, access codes, consumer report information and insurance policy numbers, (D) demographic information, including information relating to an individual’s race, gender, age, ethnicity, religion or philosophy, political affiliation or sexual orientation, (E) biometric data, such as fingerprint, retina or iris image, voice print or other unique physical representation or characteristic and (F) geolocation information.

“Plan of Merger” has the meaning given to such term in Section 3.01(a).

“Pre-Closing BSAQ Holders” means the Members (as defined in the BSAQ Governing Document) of BSAQ at any time prior to the Merger Effective Time.

“Pre-Recapitalization Company Shares” means the ordinary shares in the capital of the Company, as of immediately prior to the Recapitalization.

“Privacy Requirements” means any and all (i) Company Privacy Policies, (ii) obligations of the Company under Contracts involving the Processing of Personally Identifiable Information, (iii) Applicable Laws that apply to the security, privacy or Processing of Personally Identifiable Information, (iv) industry self-regulatory principles applicable to the protection or Processing of Personally Identifiable Information to which the Company or any of its Subsidiaries purport to adhere and (v) binding guidance issued by any Governmental Authority that pertains to any Applicable Law or principles outlined in the foregoing clauses (iii) or (iv).

“Process” or “Processing” means, with respect to any data or Personally Identifiable Information, the collection, recording, use, processing, storage, organization, modification, transfer, sale, retrieval, access, disclosure, deletion, dissemination or combination of such data or Personally Identifiable Information.

“Prospectus” has the meaning given to such term in Section 7.03.

“Proxy Statement” has the meaning given to such term in Section 9.04(a).

“Qualified Stock Exchange” means the Nasdaq or the NYSE.

“Recapitalization” has the meaning given to such term in Section 2.01.

“Reference Price” means $10.00 per share; provided for purposes of Section 4.05 only, the Reference Price shall be subject to adjustment to reflect appropriately the effect of any stock or share subdivision, reverse share subdivision, capitalization, share dividend or share distribution (including any dividend or distribution of securities convertible into Company Ordinary Shares), reorganization, recapitalization, reclassification, consolidation, exchange of shares or other like change with respect to Company Ordinary Shares occurring after the Closing Date.

“Registered Intellectual Property” has the meaning given to such term in Section 5.13(a).

“Registration Rights Agreement” has the meaning given to such term in the recitals hereto.

“Registration Statement” means the Registration Statement on Form F-4, or other appropriate form determined by the Parties, including any pre-effective and post-effective amendments and supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to the Company Ordinary Shares and other securities of the Company to be issued pursuant to this Agreement.

“Related Party” has the meaning given to such term in Section 5.21.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into or through the indoor or outdoor environment.

“Representatives” means, collectively, with respect to any Person, such Person’s officers, directors, Affiliates, employees, agents or advisors, including any investment banker, broker, attorney, accountant, consultant or other authorized representative of such Person.

“Sanctions” has the meaning given to such term in Section 5.24(g).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” has the meaning given to such term in Section 6.08(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means any incident involving (i) information security breaches, intrusions, interruptions, breakdowns or failures of the Company IT Systems or (ii) unauthorized access, use, theft, extraction, Processing, transfer, modification, loss, disclosure, corruption, destruction, encryption or other compromise of Company PII or other data held, in whatever form, by or on behalf of the Company or its Subsidiaries, including where the unauthorized event results from the use of any malicious code (including without limitation viruses, Trojan horses, worms, malware, ransomware, bombs, backdoors, clocks, timers or similar harmful or hidden programs or other disabling device or malicious code, design or routine), social engineering, unauthorized access to physical premises, loss of devices, disclosure of passwords or otherwise.

“Service Provider” means, as of any relevant time, any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.

“Share Consolidation/Split” has the meaning given to such term in Section 2.01.

“Shareholders Support Agreement” has the meaning given to such term in the recitals hereto.

“Significant Contract” has the meaning given to such term in Section 5.12(a).

“Singapore Companies Act” means the Companies Act 1967 of Singapore.

“Software” means any and all (i) computer, mobile, or device software, programs, systems, applications and code, including any software implementations of algorithms, models and methodologies and any source code, object code, firmware, middleware, APIs, development and design tools, applets, compilers, assemblers, interfaces, engines, utilities and scripts, (ii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iii) error corrections, updates, modifications, enhancements, documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Sponsor” means Black Spade Sponsor LLC, a limited liability company registered under the laws of the Cayman Islands.

“Sponsor Support Agreement” has the meaning given to such term in the recitals hereto.

“Subscription Agreement” means any subscription agreements pursuant to which any equity, structured equity or equity-linked investment or financing contemplated by Section 9.14 herein will be consummated.

“Subsidiary” means, with respect to a specified Person, a corporation or other entity (i) of which more than 50% of the voting power of the Equity Securities is owned, directly or indirectly, or held through contractual arrangement, by such specified Person or (ii) with respect to which such specified Person controls the management.

“Surviving Provisions” has the meaning given to such term in Section 11.02.

“Tax” means all federal, state, local, or foreign taxes, fees or levies imposed by a Governmental Authority (including income, profits, franchise, alternative minimum, gross receipts, sales, use, customs duties, value added, ad valorem, escheat, transfer, real property, personal property, stamp, capital stock, excise, premium, social security, payroll, occupation, employment, unemployment, severance, disability, registration, license, withholding and estimated tax), and any interest, penalty, or addition with respect thereto.

“Tax Return” means any return, report, schedule, form, statement, declaration, or document (including any refund claim, information statement, or amendment) filed or required to be filed with or submitted to a Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.

“Terminating BSAQ Breach” has the meaning given to such term in Section 11.01(e).

“Terminating Company Breach” has the meaning given to such term in Section 11.01(d).

“Termination Date” has the meaning given to such term in Section 11.01(b).

“Top Customers” means the 5 most significant customers of the Company, together with its Subsidiaries, as measured by total amount of revenue generated to the Company and its Subsidiaries for the 12-month period ended December 31, 2022.

“Top Vendors” means the 5 most significant vendors of the Company, together with its Subsidiaries, as measured by amounts paid by the Company and its Subsidiaries for the 12-month period ended December 31, 2022.

“Transaction Proposals” has the meaning given to such term in Section 9.05(a).

“Transactions” has the meaning given to such term in the recitals hereto.

“Treasury Regulations” means the temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Trust Account” means the account established by BSAQ for the benefit of its public shareholders pursuant to the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of July 15, 2021, by and between BSAQ and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation.

“Unit Separation” has the meaning given to such term in Section 3.06(a).

“Virtual Data Room” means the virtual data room established and maintained by and on behalf of the Company in connection with BSAQ’s due diligence investigation of the Company relating to the Transactions, access to which was given to BSAQ.

“WARN” has the meaning given to such term in Section 5.16(b).

“Warrant Agent” has the meaning given to such term in the recitals hereto.

Section 1.02. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and neuter form, (ii) words using the singular or plural form also include the plural or singular form, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement (including the Annexes and Appendices hereto) and not to any particular provision of this Agreement, (iv) the terms “Article,” “Section” and “Annex” refer to the specified Article, Section or Annex of or to this Agreement unless otherwise specified, (v) whenever any other word derived from a defined term shall be used in this Agreement, such derived word shall have the meaning correlative to such defined term (e.g., “controlled” or “controlling” shall have the meaning correlative to “control”), (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” whether or not they are in fact followed by such phrase or phrases or words of like import, and (vii) the word “or” shall be disjunctive but not exclusive.

(b) All Annexes or Schedules (including the Company Disclosure Schedule and the BSAQ Disclosure Schedule) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term(s) used in any Annex or Schedule (including the Company Disclosure Schedule and the BSAQ Disclosure Schedule) annexed hereto or referred to herein but not otherwise defined therein shall have the meaning ascribed to such term(s) in this Agreement.

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto; provided that, with respect to any agreement or other document identified in the Company Disclosure Schedule or the BSAQ Disclosure Schedule, such amendment or other modification thereto is also identified in the Company Disclosure Schedule or the BSAQ Disclosure Schedule, respectively.

(d) Unless the context of this Agreement otherwise requires, references to any statute, law or other Applicable Law shall include all regulations and rules promulgated thereunder and references to any statute, law or other Applicable Law shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) References to any Person include references to such Person’s successors and assigns (provided, however, that nothing contained in this clause is intended to authorize any assignment or transfer not otherwise permitted by this Agreement), and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(f) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its counsel has reviewed and participated in the drafting of this Agreement and that no rule of strict construction, presumption or burden of proof favoring or disfavoring a Party shall be applied against any Party.

(g) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. Except as otherwise expressly provided herein, (i) any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York and (ii) references from or through any date mean, unless otherwise specified, from and including or through and including, such date, respectively.

(h) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(i) The terms “writing” and “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in visible form.

(j) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(k) All monetary figures used herein, including references to “$,” shall be in United States dollars unless otherwise specified.

Section 1.03. Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge, after reasonable inquiry, of (a) in the case of the Company or Merger Sub, the individuals listed on Section 1.03 of the Company Disclosure Schedule and (b) in the case of BSAQ, the individuals listed on Section 1.03 of the BSAQ Disclosure Schedule.

ARTICLE 2

PRE-CLOSING TRANSACTIONS

Section 2.01. Recapitalization of Company Share Capital. On the Closing Date, immediately prior to the Merger Effective Time, the following actions shall take place or be effected (in the order set forth in this Section 2.01): (a) the Listing Constitution shall be adopted and become effective, and (b) the Company shall effect a share consolidation or subdivision such that each Pre-Recapitalization Company Share immediately prior to the Merger Effective Time shall be consolidated or divided into a number of shares equal to the Adjustment Factor (the “Share Consolidation/Split”); provided that no fraction of a Company Ordinary Share will be issued by virtue of the Share Consolidation/Split, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded down to the nearest whole number (clauses (a) through (b), the “Recapitalization”). Subject to and without limiting anything contained in Section 7.01, the Adjustment Factor shall be adjusted to reflect appropriately the effect of any stock or share subdivision, reverse share subdivision, capitalization, share dividend or share distribution (including any dividend or distribution of securities convertible into Pre-Recapitalization Company Shares or Company Ordinary Shares, as applicable), reorganization, recapitalization, reclassification, consolidation, exchange of shares or other like change (in each case, other than the Recapitalization) with respect to Pre-Recapitalization Company Shares or Company Ordinary Shares occurring on or after the date hereof and prior to the Closing Date.

ARTICLE 3

THE MERGER; CLOSING

Section 3.01. Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Merger Effective Time, following the Recapitalization, BSAQ, Merger Sub and the Company shall execute a plan of merger (the “Plan of Merger”) in substantially the form attached as Annex F hereto by which Merger Sub shall be merged with and into BSAQ in accordance with Part XVI of the Cayman Islands Companies Act, with BSAQ being the surviving company (the “Merger”).

(b) Upon consummation of the Merger at the Merger Effective Time, the separate corporate existence of Merger Sub shall cease to exist and Merger Sub will be struck off the Register of Companies in the Cayman Islands, and BSAQ, as the surviving company of the Merger (hereinafter referred to for the periods at and after the Merger Effective Time as the “Merger Surviving Company”), shall continue its corporate existence under the laws of the Cayman Islands as a direct wholly-owned Subsidiary of the Company.

Section 3.02. Effects of the Merger. At the Merger Effective Time, the Merger shall have the effects specified in this Agreement, the Plan of Merger and the Cayman Islands Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of BSAQ and Merger Sub shall vest in the Merger Surviving Company and the Merger Surviving Company shall be liable for and subject in the same manner as BSAQ and Merger Sub to all mortgages, charges or security interests and all Contracts, obligations, claims, debts and liabilities of BSAQ and Merger Sub in accordance with the Cayman Islands Companies Act.

Section 3.03. Closing; Merger Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 4:01 p.m. (Eastern Time) on the date which is three Business Days after the date on which all conditions set forth in Article 10 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as BSAQ and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article 10, on the date of the Closing, BSAQ and Merger Sub shall file, or cause to be filed, the Plan of Merger and other documents required under the Cayman Islands Companies Act to effect the Merger with the Cayman Islands Registrar of Companies as provided by Section 233 of the Cayman Islands Companies Act. The Merger shall become effective at 4:01 p.m. (Eastern Time) on the date of the Closing immediately upon the registration of the Plan of Merger by Cayman Islands Registrar of Companies in accordance with the Cayman Islands Companies Act or at such later time or on such later date as may be agreed by BSAQ and the Company in writing and, in either case, as specified in or pursuant to the Plan of Merger in accordance with the Cayman Islands Companies Act (the “Merger Effective Time”).

Section 3.04. Memorandum and Articles of Association of Merger Surviving Company.

(a) At the Merger Effective Time, in accordance with the Plan of Merger, the memorandum and articles of association of the Merger Surviving Company shall be in the form of the BSAQ Governing Document in effect immediately prior to the Merger Effective Time, until thereafter amended or restated as provided therein or by Applicable Law.

Section 3.05. Directors and Officers of the Merger Surviving Company. At the Merger Effective Time, the directors and officers of Merger Sub as of immediately prior to the Merger Effective Time shall be the directors and officers of the Merger Surviving Company, unless otherwise determined by BSAQ and the Company prior to the Merger Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Merger Surviving Company.

Section 3.06. Effects of the Merger on the Share Capital of BSAQ and Merger Sub.

(a) Immediately prior to the Merger Effective Time, each BSAQ Unit that is issued and outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one BSAQ Class A Ordinary Share and one-half of a BSAQ Public Warrant in accordance with the terms of the BSAQ Unit (the “Unit Separation”); provided that no fractional BSAQ Public Warrants will be issued in connection with the Unit Separation such that if a holder of BSAQ Units would be entitled to receive a fractional BSAQ Public Warrant upon the Unit Separation, the number of BSAQ Public Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of BSAQ Public Warrants without cash settlement for such rounded fraction. The BSAQ Class A Ordinary Shares and BSAQ Public Warrants held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 3.06.

(b) At the Merger Effective Time, by virtue of the Merger and without any action on the part of BSAQ, the Company, Merger Sub or any holder of BSAQ Ordinary Shares:

(i) each BSAQ Class A Ordinary Share and each BSAQ Class B Ordinary Share that is issued and outstanding immediately prior to the Merger Effective Time (other than the BSAQ Excluded Shares, BSAQ Redeeming Shares or BSAQ Dissenting Shares), including for the avoidance of doubt the BSAQ Class A Ordinary Shares held as a result of the Unit Separation (collectively the “Eligible BSAQ Shares” and the holder of an Eligible BSAQ Share being an “Eligible BSAQ Shareholder”) shall be cancelled in exchange for the right of each Eligible BSAQ Shareholder to receive one Company Ordinary Share at an issue price of $10.00 per Company Ordinary Share credited as fully paid (the aggregate number of Company Ordinary Shares thus issued to all Eligible BSAQ Shareholders in connection with the Merger is referred to herein as the “Company Exchange Shares”). All Eligible BSAQ Shares shall no longer be outstanding and shall be cancelled and cease to exist by virtue of the Merger, and each Eligible BSAQ Shareholder shall thereafter cease to have any rights with respect thereto, except for the right to receive the consideration set forth in this Section 3.06(b)(i);

(ii) each BSAQ Class A Ordinary Share that is issued and outstanding and held immediately prior to the Merger Effective Time by BSAQ as treasury shares, including shares redeemed by BSAQ in connection with the exercise of BSAQ Shareholder Redemption Rights (if any) (collectively, the “BSAQ Excluded Shares”) shall be cancelled and cease to exist, without any conversion thereof, and no consideration shall be paid or payable with respect thereto;

(iii) each BSAQ Redeeming Share that is issued and outstanding immediately prior to the Merger Effective Time shall be cancelled and cease to exist and shall thereafter represent only the right to be paid a pro rata share of the BSAQ Shareholder Redemption Amount in accordance with the BSAQ Governing Document; and

(iv) each BSAQ Dissenting Share issued and outstanding immediately prior to the Merger Effective Time shall be cancelled and cease to exist in accordance with Section 4.02 and shall carry no right other than the right to receive the applicable payment as set forth in Section 4.02.

(c) At the Merger Effective Time, the Company will assume the Warrant Agreement under the terms of the Assignment, Assumption and Amendment Agreement, and each BSAQ Warrant that is outstanding and unexercised shall thereupon be exchanged for a Company Warrant, which shall be on the same terms and conditions as the applicable BSAQ Warrant (as amended by the Assignment, Assumption and Amendment Agreement) (all Company Warrants issued to all holders of BSAQ Warrants in connection with the Merger is referred to herein as the “Company Exchange Warrants”). The Company shall take all corporate actions necessary to approve for future issuance a sufficient number of Company Ordinary Shares for delivery upon the exercise of such Company Exchange Warrants. All BSAQ Warrants shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of BSAQ Warrants shall thereafter cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.06(c).

(d) At the Merger Effective Time, by virtue of the Merger and without any action on the part of BSAQ, the Company, Merger Sub or any holder of BSAQ Ordinary Shares or BSAQ Warrants, each ordinary share of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one validly issued, fully paid and non-assessable Class A ordinary share, par value $0.0001 of the Merger Surviving Company. Such ordinary share(s) of the Merger Surviving Company shall constitute the only issued and outstanding share capital of the Merger Surviving Company upon the Merger Effective Time.

ARTICLE 4

CLOSING DELIVERIES; EARNOUT

Section 4.01. Closing Deliverables.

(a) At or prior to the Closing, the Company shall deliver or cause to be delivered:

(i) the Registration Rights Agreement, duly executed by the Company and the Company Shareholders party thereto;

(ii) the Assignment, Assumption and Amendment Agreement, duly executed by the Company; and

(iii) a certificate signed by an authorized officer of the Company, dated the Closing Date, certifying that the conditions specified in Section 10.02(a), Section 10.02(b) and Section 10.02(c) have been fulfilled.

(b) At or prior to the Closing, BSAQ shall deliver or cause to be delivered:

(i) the Registration Rights Agreement, duly executed by the parties thereto (other than the Company and the Company Shareholders);

(ii) the Assignment, Assumption and Amendment Agreement, duly executed by Sponsor; and

(iii) a certificate signed by an authorized director or officer of BSAQ, dated the Closing Date, certifying that the conditions specified in Section 10.03(a), Section 10.03(b) and Section 10.03(c) have been fulfilled.

Section 4.02. Dissenter’s Rights.

(a) Notwithstanding anything in this Agreement to the contrary and to the extent available under the Cayman Islands Companies Act, all BSAQ Ordinary Shares that are issued and outstanding immediately prior to the Merger Effective Time and that are held by any BSAQ Shareholder who shall have validly exercised and not effectively waived, withdrawn, forfeited, failed to perfect or otherwise lost their rights to dissent from the Merger, in accordance with Section 238 of the Cayman Islands Companies Act (the “BSAQ Dissenting Shares” and holders of BSAQ Dissenting Shares being referred to as “BSAQ Dissenting Shareholders”) shall be cancelled and cease to exist at the Merger Effective Time, shall not be entitled to receive the applicable Company Exchange Shares under Section 3.06(b)(i) and shall instead be entitled to receive only the payment of the fair value of such BSAQ Dissenting Shares held by them determined in accordance with Section 238 of the Cayman Islands Companies Act.

(b) For the avoidance of doubt, all BSAQ Ordinary Shares held by BSAQ Dissenting Shareholders who shall have failed to exercise or who shall have effectively waived, withdrawn, forfeited, failed to perfect or otherwise lost their dissenter rights under Section 238 of the Cayman Islands Companies Act shall thereupon (i) not be deemed to be BSAQ Dissenting Shares, and (ii) be cancelled and cease to exist in exchange for, at the Merger Effective Time, the right to receive the applicable Company Exchange Shares under Section 3.06(b)(i) in the manner provided in Section 4.03.

(c) BSAQ shall provide to the Company (i) reasonably prompt notice of any notices of objection or notices of dissent to the Merger or demands for appraisal under Section 238 of the Cayman Islands Companies Act received by BSAQ, attempted withdrawals of such notices, dissents or demands, and any other instruments served pursuant to the Cayman Islands Companies Act and received by BSAQ relating to the exercise of any rights to dissent from the Merger or appraisal rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such notice of dissenter right or demand for appraisal under the Cayman Islands Companies Act. BSAQ shall not, except with the prior written consent of the Company, make any offers or payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.

(d) In the event that any written notice of objection to the Merger is served on BSAQ by any BSAQ Shareholder pursuant to Section 238(2) of the Cayman Islands Companies Act, BSAQ shall give written notice of the authorization of the Merger to each such BSAQ Shareholder within 20 days of obtaining the BSAQ Shareholder Approval, pursuant to and in accordance with Section 238(4) of the Cayman Islands Companies Act.

Section 4.03. Disbursement of Company Exchange Securities.

(a) Prior to the Merger Effective Time, the Company shall appoint an exchange agent reasonably acceptable to BSAQ and the Company (in such capacity, the “Exchange Agent”), for the purpose of distributing to each holder of Eligible BSAQ Shares or BSAQ Warrants (collectively, the “BSAQ Securityholders”) the Company Exchange Shares and/or the Company Exchange Warrants, as applicable, payable to such holder.

(b) At the Closing, the Company shall instruct the Exchange Agent to deliver the applicable Company Exchange Securities to the BSAQ Securityholders pursuant to this Section 4.03, and to deliver the amount of any such dividends or other distributions with a record date after the Merger Effective Time theretofore paid with respect to such Company Exchange Securities.

(c) Notwithstanding any other provision of this Section 4.03, any obligation on the Company under this Agreement to issue Company Ordinary Shares to BSAQ Securityholders entitled to receive Company Exchange Securities shall be satisfied by the Company instructing the Exchange Agent to deliver such Company Exchange Securities in accordance with Section 4.03(b), to the extent and effect that each BSAQ Securityholder shall hold such Company Exchange Securities in book-entry form or through a holding of depositary receipts and the DTC or its nominee or the relevant clearing service or issuer of depositary receipts (or their nominees, as the case may be) will be the holder of record of such Company Exchange Securities.

(d) After the Merger Effective Time, there shall be no further registration on the register of members of BSAQ of transfers of BSAQ Shares that were issued and outstanding immediately prior to the Merger Effective Time.

Section 4.04. No Liability; Withholding.

(a) None of the Parties, the Merger Surviving Company and the Exchange Agent shall be liable to any Person for any portion of the Company Exchange Shares or Company Exchange Warrants delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Notwithstanding any other provision of this Agreement, any portion of the Company Exchange Shares or Company Exchange Warrants that remains undistributed to the BSAQ Shareholders as of immediately prior to the date on which the Company Exchange Shares or Company Exchange Warrants would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by Applicable Law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto.

(b) Notwithstanding any other provision of this Agreement, each of the Parties, the Merger Surviving Company and the Exchange Agent, and any other applicable withholding agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such Taxes as are required to be deducted and withheld with respect to the making of such payment under any applicable Tax law; provided, that if any Party determines that any payment hereunder is subject to deduction and/or withholding, then it shall (i) use commercially reasonable efforts to provide written notice and include the amount of and basis for such deduction or withholding to the Party against whom such deduction or withholding is expected to be made as soon as reasonably practicable after such determination and (ii) consult and cooperate with such Party reasonably and in good faith to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Tax law. The Company may give effect to withholding hereunder by withholding (or causing to be withheld) any consideration issued in the form of Company Exchange Shares, Company Exchange Warrants or other consideration issued in kind, and then selling (or instructing to be sold) such portion of such consideration issued in kind to the extent necessary to satisfy the applicable withholding obligations. Any amounts so deducted and withheld shall be paid over to the appropriate Governmental Authority in accordance with applicable Tax law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 4.05. Earnout. If the Company’s reported consolidated revenue for fiscal year 2023 as set forth in the Company’s annual audited consolidated financial statements on its Annual Report on Form 20-F is at least $1,875,000,000, the Company, at its option, may issue such number of free bonus Company Ordinary Shares (or Equity Securities representing Company Ordinary Shares) as shall be valued at up to $50,000,000, based on an issue price per Company Ordinary Share equal to the Reference Price to the directors, executives, managers and employees of the Company and its Subsidiaries, as determined at the relevant time (together with the proportion of awards that each such person shall be entitled to) in the sole discretion of the compensation committee of the Company Board. The Company shall take such actions as may be required for the allotment and issuance of Equity Securities pursuant to this Section 4.05.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Company Disclosure Schedule (subject to Section 12.14) or (b) as otherwise explicitly contemplated by this Agreement, the Company represents and warrants to BSAQ as of the date hereof and as of the Closing Date as follows:

Section 5.01. Corporate Existence and Power.

(a) The Company has been duly incorporated and is validly existing under the laws of Singapore and has all requisite corporate or similar organizational power and authority to own or lease its properties and to conduct its business as it is now being conducted.

(b) True and complete copies of the Governing Documents of the Company (which for the purposes of this Section 5.01(b) shall not include the Listing Constitution) have been made available by the Company to BSAQ. Such Governing Documents are in full force and effect and, if required under Applicable Law, have been registered with, as applicable, the appropriate Governmental Authorities. The Company is not in violation of any of the provisions of its Governing Documents.

(c) The Company is duly licensed or qualified and, where applicable, in good standing (to the extent such concept exists in the relevant jurisdiction) as a foreign company in each jurisdiction in which the ownership or lease of its property or the character of its activities is such as to require it to be so licensed, qualified or in good standing (to the extent such concept exists in the relevant jurisdiction), as applicable, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 5.02. Corporate Authorization.

(a) Other than the Company Conversion Approval, Company Recapitalization Approval, and Company Closing Approval, each of the Company and Merger Sub has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party, to perform its obligations hereunder and thereunder, and (subject to the approvals described in Section 5.03) to consummate the Transactions. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party, and the consummation of the Transactions have been duly and validly authorized and approved by the Company Board, and the Merger Sub Board, and other than the Company Conversion Approval, Company Recapitalization Approval, and Company Closing Approval, no other corporate or similar organizational action on the part of the Company, Merger Sub or any of their respective Subsidiaries or any holders of any Equity Securities of the Company, Merger Sub or any of their respective Subsidiaries is necessary to authorize the execution and delivery by the Company and Merger Sub of this Agreement or the Ancillary Agreements to which the Company or Merger Sub is (or is specified to be) a party, the performance by the Company or Merger Sub of its obligations hereunder and thereunder and the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by each of the Company and Merger Sub and, assuming this Agreement constitutes a legal, valid and binding obligation of the other Parties, constitutes a legal, valid and binding obligation of each of the Company and Merger Sub, enforceable against each of the Company and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each Ancillary Agreement to which the Company or Merger Sub is (or is specified to be) a party, when executed and delivered by the Company or Merger Sub, will be duly and validly executed and delivered by the Company or Merger Sub, and, assuming such Ancillary Agreement constitutes a legal, valid and binding obligation of the other parties thereto, will constitute a legal, valid and binding obligation of the Company or Merger Sub, enforceable against the Company or Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Each of the Company Board and the Merger Sub Board has, by duly adopted resolutions and if applicable, at a meeting duly called and held, unanimously (i) approved, as applicable, this Agreement, the Ancillary Agreements and the Transactions, (ii) determined that this Agreement, the Ancillary Agreements and the Transactions are advisable and in the best interests of, as applicable, the Company and Merger Sub, and their respective shareholders, (iii) directed that the adoption of this Agreement and the Ancillary Agreements be submitted for approval, as applicable, by the shareholders of the Company and Merger Sub, and (iv) recommended that the shareholders of the Company and Merger Sub approve this Agreement, the Ancillary Agreements and the Transactions.

Section 5.03. Governmental Authorizations; Consents. Assuming the representations and warranties in Article 6 are true, correct and complete, no consent, approval or authorization of, or designation, declaration to or filing with, notice to, or any other action by or in respect of, any Governmental Authority or other Person is required on the part of the Company or Merger Sub with respect to the Company’s or Merger Sub’s execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party or the consummation of the Transactions, except for (a) the filing of the Plan of Merger and related documentation with the Cayman Islands Registrar of Companies and the publication of notification of the Merger in the Cayman Islands Government Gazette in accordance with the Cayman Islands Companies Act, (b) the filing of the relevant documentation with the Registrar of Companies of Singapore in respect of the Conversion and the issuance of an altered notice of incorporation reflecting the Company as a public company in accordance with the Singapore Companies Act, (c) the filing of the relevant documentation with the Registrar of Companies of Singapore in respect of the adoption by the Company of the Listing Constitution, (d) the filings of the relevant documentation with the Registrar of Companies of Singapore in respect of the Recapitalization and the issuances of Company Ordinary Shares as contemplated in this Agreement, the Assignment, Assumption and Amendment Agreement and the Transactions contemplated thereunder in accordance with the Singapore Companies Act, (e) any consents, approvals, authorizations, designations, declarations, filings, notices or actions, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company or its Subsidiaries, taken as a whole, or (f) approval for listing the Company Ordinary Shares and Company Warrants issued pursuant to this Agreement on a Qualified Stock Exchange.

Section 5.04. Noncontravention. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Company or Merger Sub is (or is specified to be) a party by the Company or Merger Sub and the consummation of the Transactions do not and will not (a) contravene, conflict with, or violate any provision of, or result in the breach of any Applicable Law, (b) contravene, conflict with, or violate any provision of, or result in the breach of the Governing Documents of the Company or Merger Sub or any of their respective Subsidiaries, (c) assuming the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.03, conflict with, violate or result in a breach of any term, condition or provision of any Significant Contract, or terminate or result in a default under, or require any consent, notice or other action by any Person under (with or without notice, or lapse of time, or both) or the loss of any right under, or create any right of termination, acceleration or cancellation of, any Significant Contract, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or Merger Sub or any of their respective Subsidiaries, or constitute an event which, with or without notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or result in a violation or revocation of any required license, Permit or approval from any Governmental Authority or other Person, except, in each case of clauses (a), (c) and (d) above, (i) with respect to Merger Sub, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Merger Sub to enter into and perform this Agreement and the Ancillary Agreements, (ii) with respect to the Company, to the extent that the occurrence of any of the foregoing would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 5.05. Subsidiaries.

(a) The Subsidiaries of the Company are set forth on Section 5.05(a) of the Company Disclosure Schedule. Each of the Subsidiaries of the Company has been duly incorporated, formed or organized and is validly existing and in good standing (to the extent such concept exists in the jurisdiction of the relevant Subsidiary), where applicable, under the laws of its jurisdiction of incorporation, formation or organization and has all requisite corporate or similar organizational power and authority to own or lease its properties and to conduct its business as it is now being conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing (to the extent such concept exists in the jurisdiction of the relevant Subsidiary) as a foreign company (or other entity, if applicable) in each jurisdiction in which its ownership or lease of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (to the extent such concept exists in the jurisdiction of the relevant Subsidiary), as applicable, except where the failure to be so licensed or qualified or in good standing (to the extent such concept exists in the jurisdiction of the relevant Subsidiary) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) True and complete copies of the Governing Documents of the Subsidiaries of the Company have been made available to BSAQ, and are in full force and effect and such Subsidiaries are not in violation of any of the provisions thereof.

Section 5.06. Capitalization.

(a) All of the issued Pre-Recapitalization Company Shares have been duly authorized and validly issued in accordance with Applicable Law and the Governing Documents of the Company, and are fully paid and were not issued in violation of, any preemptive rights, rights of first refusal or similar rights, and are free and clear of all Liens (other than Permitted Liens) and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Pre-Recapitalization Company Shares), and following the Company’s adoption of the Listing Constitution, are not subject to any preemptive rights, rights of first refusal or similar rights, other than generally applicable transfer restrictions imposed by applicable securities laws. Section 5.06(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all the Pre-Recapitalization Company Shares that are authorized, issued or outstanding and the holders of such Pre-Recapitalization Company Shares. Except as set forth in Section 5.06(a) of the Company Disclosure Schedule, there are no authorized, issued or outstanding Equity Securities of the Company.

(b) Set forth on Section 5.06(b) of the Company Disclosure Schedule is (i) the capitalization of each direct and indirect Subsidiary of the Company, including the number of Equity Securities authorized, issued and outstanding (including the holder of any such Equity Securities) for each such Subsidiary and (ii) the name of each other corporation, limited liability company, trust, partnership, joint venture or other entity in which the Company or any of its Subsidiaries owns Equity Securities and the amount and the ownership percentage represented by such Equity Securities. The outstanding Equity Securities of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights. Other than as set forth on Section 5.06(b) of the Company Disclosure Schedule, the Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding Equity Securities of each Subsidiary of the Company free and clear of any Liens other than Permitted Liens.

(c) Other than as set forth on Section 5.06(a) of the Company Disclosure Schedule or Section 5.06(b) of the Company Disclosure Schedule, there are no Equity Securities of the Company or any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company or any Subsidiary of the Company. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the equityholders of the Company or any Subsidiary of the Company may vote. None of the Company or any of its Subsidiaries is a party to any equityholders agreement, voting agreement or registration rights agreement relating to the Equity Securities of the Company or any Subsidiary of the Company. There are no declared but unpaid dividends or other distributions with regard to any issued and outstanding Equity Securities of the Company or any Subsidiary of the Company.

(d) The Company Ordinary Shares to be issued to the holders of BSAQ Ordinary Shares pursuant to this Agreement will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, and fully paid, (ii) be issued in compliance in all material respects with Applicable Law, (iii) not be issued in breach or violation of any preemptive rights or Contract, and (iv) be issued to such holders with good and valid title, free and clear of any Liens and any restrictions on transfer under this Agreement, any of the Ancillary Agreements or Applicable Law.

Section 5.07. Financial Statements.

(a) Attached as Section 5.07(a) of the Company Disclosure Schedule are true and complete copies of the audited consolidated balance sheets and statements of operations, other comprehensive loss, shareholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal years ended December 31, 2022, and December 31, 2021 (the “Company Financial Statements”). The Company Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, and changes in shareholders’ equity and cash flow of the Company and its Subsidiaries as of the dates and for the periods indicated in the Company Financial Statements in conformity with GAAP consistently applied throughout the period indicated.

(b) The Company Financial Statements have been (i) audited in accordance with PCAOB auditing standards by a PCAOB-qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act, (ii) prepared in all material respects in accordance with GAAP and, to the extent reasonably practicable, Regulation S-X, and (iii) reviewed by a PCAOB-qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act in accordance with PCAOB Auditing Standard 4105.

(c) Other than as set forth on Section 5.07(c) of the Company Disclosure Schedule, the Company has established and maintained, and maintain, systems of internal controls over financial reporting. Such systems are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s and its Subsidiaries’ assets and (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences, and (iv) material information is communicated to management as appropriate. Other than as set forth on Section 5.07(c) of the Company Disclosure Schedule, none of the Company, its Subsidiaries, or, to the knowledge of the Company, an independent auditor of the Company or its Subsidiaries, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized or maintained by the Company or its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s or its Subsidiaries’ management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized or maintained by the Company, or (iii) any claim or allegation regarding any of the foregoing.

(d) Neither the Company nor any of its Subsidiaries is a party to, or is subject to any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Financial Statements.

(e) Neither the Company nor any of its Subsidiaries has received from any employee of the Company or its Subsidiaries any written or, to the knowledge of the Company, oral complaint, allegation, assertion or claim with respect to unlawful or potentially unlawful activity regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not independently identified or received any written notice from their independent accountants regarding any of the foregoing.

(f) As of the date hereof, the Company and its Subsidiaries do not have any Indebtedness except as set forth in Section 5.07(f) of the Company Disclosure Schedule.

Section 5.08. Undisclosed Liabilities.

(a) Merger Sub was incorporated solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Merger Effective Time except as expressly contemplated by this Agreement and the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(b) There is no liability, debt or obligation of the Company or any of its Subsidiaries (x) required to be set forth on a balance sheet of the Company in accordance with GAAP or (y) that is material, except for liabilities, debts and obligations (i) as (and to the extent) reflected or reserved for on the balance sheet of the Company as of December 31, 2022 or disclosed in the notes thereto included in the Company Financial Statements, (ii) that have arisen since December 31, 2022 in the Ordinary Course of Business (none of which results from, arises out of or was caused by any tortious conduct, breach of Contract, infringement or violation of any Applicable Law by the Company or any of its Subsidiaries) or (iii) incurred in connection with the Transactions.

Section 5.09. Absence of Changes.

(a) Since December 31, 2022, there has not been any Company Material Adverse Effect.

(b) Since December 31, 2022, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the Ordinary Course of Business and (ii) have not taken any action (or failed to take any action) that would violate Section 7.01 if such action had been taken (or failed to be taken) after the date of this Agreement.

Section 5.10. Litigation and Proceedings. Since January 1, 2020, there have not been any, and there are currently no, pending or, to the knowledge of the Company, threatened, Actions against the Company or any of its Subsidiaries or any of their respective properties or assets, or, to the knowledge of the Company, any of their respective directors or employees, in their capacity as such except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2020, neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any such Subsidiary, has been subject to any material Governmental Order.

Section 5.11. Compliance with Laws; Permits.

(a) The Company and its Subsidiaries are and since January 1, 2020 have been, in compliance with Applicable Law in all material respects, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2020, (i) none of the Company or any of its Subsidiaries has been subjected to, or received any notification from, any Governmental Authority of a material violation of any Applicable Law or any investigation by a Governmental Authority for actual or alleged material violation of any Applicable Law, (ii) to the knowledge of the Company, no claims have been filed against the Company or any of its Subsidiaries with any Governmental Authority alleging any material failure by the Company or any of its Subsidiaries to comply with any Applicable Law, and (iii) neither the Company nor any of its Subsidiaries has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any material noncompliance with any Applicable Law.

(b) The Company and each of its Subsidiaries has all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted and as proposed to be conducted (the “Company Permits”), except where the failure to have such Company Permits would not be material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, (i) each Company Permit is in full force and effect in accordance with its terms, (ii) no outstanding written or, to the knowledge of the Company, oral notice of revocation, cancellation or termination of any Company Permit has been received by the Company or any of its Subsidiaries, (iii) there are no Actions pending or, to the knowledge of the Company, threatened that seek the revocation, suspension, withdrawal, adverse modification, cancellation or termination of any Company Permit, and (iv) each of the Company and each of its Subsidiaries is, and has been since January 1, 2020, in compliance with all material Company Permits applicable to the Company or such Subsidiary and to the knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a default under such Company Permits, in each case, except as would not be material to the Company and its Subsidiaries, taken as a whole. The consummation of the Transactions will not cause the revocation, modification or cancellation of any Company Permits, except for any such revocation, modification or cancellation that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Section 5.11(b) of the Company Disclosure Schedule contains a true and complete list of all material Company Permits.

Section 5.12. Significant Contracts.

(a) Section 5.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Contracts to which the Company or any of its Subsidiaries is a party or is bound by falling within the following categories and in effect as of the date hereof (each Contract required to be listed on Section 5.12(a) of the Company Disclosure Schedule and, as of the Closing, any other Contract in effect that would have been required to be disclosed pursuant to Section 5.12(a) if in effect on the date hereof, a “Significant Contract”; it being understood that the Company is not required to list any Contract with the suppliers, service providers or customers of the Company or its Subsidiaries entered into in the Ordinary Course of Business in Section 5.12(a) of the Company Disclosure Schedule if such Contracts falls into categories set forth in Section 5.12(a)(i), (vii) and (x) but any such Contract shall still constitute a Significant Contract for the purposes of this Agreement):

(i) any Contract, the performance of which involves payments (A) by the Company or its Subsidiaries in the aggregate in excess of $30,000,000 in any fiscal year or (B) to the Company or its Subsidiaries in the aggregate in excess of $30,000,000 in any fiscal year;

(ii) any Contract for the voting of Equity Securities of the Company or any of its Subsidiaries;

(iii) any Contract with a Top Vendor or Top Customer (other than purchase or service orders accepted, confirmed or entered into in the Ordinary Course of Business);

(iv) any employment Contract with any of the top 10 compensated, based on annual target compensation for the fiscal year of 2023, employees of the Company and/or one of its Subsidiaries;

(v) each collective bargaining Contract (a “Labor Contract”);

(vi) any Contract pursuant to which the Company or any of its Subsidiaries leases, subleases, occupies or otherwise uses any real property that involves aggregate payments of $10,000,000 in any calendar year;

(vii) (A) any Contract under which the Company or any of its Subsidiaries has granted to a third party any right, license, sublicense or covenant not to sue with respect to any Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, other than non-exclusive licenses granted to suppliers, service providers, or customers in the Ordinary Course of Business, or (B) any Contract pursuant to which the Company or any of its Subsidiaries obtains any right, license, sublicense or covenant not to sue from a third party with respect to any Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, other than non-exclusive licenses of commercial off-the-shelf Software and Open Source Software that are available to the public generally with annual license, maintenance, support and other fees of less than $10,000,000;

(viii) any Contract under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) any Indebtedness (excluding, for the avoidance of doubt, any intercompany arrangements solely between or among the Company or any of its Subsidiaries), (B) granted a Lien on its assets or group of assets, whether tangible or intangible, to secure any Indebtedness, (C) extended credit to any Person (other than pursuant to Contracts (i) involving immaterial advances made to an employee of the Company or any of its Subsidiaries or (ii) for goods and services, in each case in the Ordinary Course of Business) or (D) granted a material performance bond, letter of credit or any other similar instrument, in each case, in excess of $30,000,000 in the aggregate;

(ix) any Contract with any Governmental Authority the performance of which involves payments to the Company or its Subsidiaries in the aggregate in excess of $10,000,000;

(x) each Contract with a Related Party which are currently in force or under which any party thereto has outstanding obligations (other than Company Benefit Plans, confidentiality agreements, non-competition agreements or other agreements of a similar nature, or Contracts for compensation for services performed by a Related Party as director, officer, service provider or employee of the Company or any of its Subsidiaries and amounts reimbursable for routine travel and other business expenses in the Ordinary Course of Business), in each case, in excess of $10,000,000;

(xi) each Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) that contains financial covenants, indemnities or other payment obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the making of payments by the Company and its Subsidiaries after the Closing Date in excess of $30,000,000;

(xii) any Contract establishing any joint venture, strategic alliance, partnership or other material collaboration relating to assets or businesses valued at or involving payments in excess of $30,000,000; and

(xiii) any Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute under which the Company or any of its Subsidiaries has any ongoing obligations (either monetary or non-monetary) in an amount higher than $30,000,000.

(b) True and correct copies of each Significant Contract (other than any Contract with the suppliers, service providers or customers of the Company or its Subsidiaries entered into in the Ordinary Course of Business if such Contracts falls into categories set forth in Section 5.12(a)(i), (vii) and (x)) as of the date hereof have been delivered to or made available to BSAQ. Each Significant Contract is in full force and effect and represents the legal, valid and binding obligations of the Company or the Subsidiary party thereto and, to the knowledge of the Company, the counterparties thereto and is enforceable against the Company or any of its Subsidiaries (as applicable), and to the knowledge of the Company, the counterparties thereto, in accordance with its terms and conditions. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any such Significant Contract is in material breach of or in material default under such Significant Contract. Neither the Company nor any of its Subsidiaries has received any written claim or notice of any material breach of or material default under any Significant Contract, and, to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Significant Contract by the Company or any Subsidiary of the Company party thereto or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both), in each case, which has a material adverse effect on the Company and its Subsidiaries taken as a whole. No party to any Significant Contract has exercised termination rights with respect thereto or has indicated in writing that it intends to terminate or materially modify its relationship with the Company or any of its Subsidiaries.

Section 5.13. Intellectual Property.

(a) Section 5.13(a) of the Company Disclosure Schedule contains a complete and accurate list of (i) all material registrations and applications for registration included in the Owned Intellectual Property as of the date of this Agreement (the “Registered Intellectual Property”), including as to each such item, as applicable, (A) the current owner or registrant, (B) the jurisdiction where the application, registration or issuance is filed, (C) the application, registration or issue number and (D) the applicable application, registration or issue date, and (ii) material Software included in the Owned Intellectual Property. Each item of Registered Intellectual Property in all material respects (x) has not been abandoned, canceled or adjudged invalid or unenforceable in whole or in part, (y)has been maintained effective by all requisite filings, renewals and payments and (z) to the knowledge of the Company is valid, subsisting, enforceable and in full force and effect.

(b) Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries (i) solely and exclusively own all right, title and interest in and to the Owned Intellectual Property (including all Registered Intellectual Property) and (ii) to the knowledge of the Company, have a valid and enforceable right to use all Licensed Intellectual Property, in each case, free and clear of all Liens (other than Permitted Liens). There are no material restrictions on the Company’s disclosure, use, license or transfer of the Owned Intellectual Property.

(c) The Company and its Subsidiaries use commercially reasonable efforts in accordance with generally accepted industry practice to maintain, enforce and protect the confidentiality of all material Owned Intellectual Property, the value of which to their business is contingent upon maintaining the confidentiality thereof, including maintaining policies requiring all employees, consultants and independent contractors to agree to maintain the confidentiality of such Intellectual Property pursuant to written, valid and enforceable confidentiality agreements. To the knowledge of the Company, except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, there has been no disclosure of any material trade secrets or material confidential information owned by the Company other than under written confidentiality agreements sufficiently protective to preserve the confidentiality of such trade secrets and confidential information.

(d) The Company and each of its Subsidiaries own or have a valid and enforceable license or other right to use any and all Intellectual Property that is owned by any Vingroup Entity (as defined below) and used or held for use in the conduct of the business of the Company and its Subsidiaries as currently conducted. To the knowledge of the Company, except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not result in the loss, alteration, encumbrance, termination, extinguishment or impairment of any rights of the Company or its Subsidiaries in any Owned Intellectual Property or any Licensed Intellectual Property. As used herein, the term “Vingroup Entity” means Vingroup Joint Stock Company, each Subsidiary of Vingroup Joint Stock Company, the shareholders of the Company as of the date of this Agreement, and any Affiliates of such shareholders.

(e) To the knowledge of the Company, other than as set forth on Section 5.13(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor the conduct of their business, has, since January 1, 2020, infringed, misappropriated or otherwise violated, nor, to the knowledge of the Company, are any of them infringing, misappropriating or otherwise violating, any third party’s Intellectual Property rights except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole. No Action is pending or, to the knowledge of the Company, has been threatened against the Company or any of its Subsidiaries (i) alleging any infringement, misappropriation or violation of any third party’s Intellectual Property rights by the Company or any of its Subsidiaries or (ii) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Owned Intellectual Property or Licensed Intellectual Property, in each instance that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, no third party has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Owned Intellectual Property or Licensed Intellectual Property in any material respect and no Action by or on behalf of the Company or its Subsidiaries against a third party with respect to the alleged infringement, misappropriation or other violation of the Owned Intellectual Property is currently pending or threatened, in each case except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(f) No funding, facilities, personnel or resources of any Governmental Authority or any university, college, research institute or other educational institution was used in the development of any material Owned Intellectual Property, except for any such funding or use of facilities, personnel or resources that has not resulted in such Governmental Authority’s or institution’s obtaining ownership or other exclusive rights to such Owned Intellectual Property.

(g) All current and former employees, independent contractors and consultants who contributed to the discovery, creation or development of any Owned Intellectual Property for or on behalf of the Company or any of its Subsidiaries have transferred all of their rights, title and interest in and to such Owned Intellectual Property to the Company or one of its Subsidiaries pursuant to Applicable Law and/or binding written agreements sufficient to effect such transfer to the Company and/or one or more of its Subsidiaries. To the knowledge of the Company, no such employee, independent contractor or consultant has asserted any right, license, claim or interest whatsoever in or with respect to any such Owned Intellectual Property.

(h) The use of Open Source Software by the Company and its Subsidiaries and in the operation of their businesses, including the use and distribution of products and services incorporating any such Open Source Software by or on behalf of the Company and its Subsidiaries, is in compliance with the terms and conditions of all applicable licenses for such Open Source Software, including notice and attribution obligations with respect thereto. None of the Software included in the Owned Intellectual Property contains any Open Source Software.

(i) To the knowledge of the Company, none of the Software included in the Owned Intellectual Property or otherwise distributed by the Company or any of its Subsidiaries (i) contains any viruses, worms, Trojan horses, bombs, backdoors, clocks, timers or similar harmful or hidden programs or other disabling device or malicious code, design or routine or (ii) with respect to Software included in the Owned Intellectual Property, is subject to any agreement with any Person under which the Company or any of its Subsidiaries has deposited, or could be required to deposit, into escrow the source code of such Software and no such source code has been released to any Person, or is entitled to be released to any Person (on a contingent basis or otherwise), by any escrow agent, escrow service or similar third party. To the knowledge of the Company, the consummation of the Transactions will not trigger the release of any source code of any Software included in the Owned Intellectual Property.

(j) To the knowledge of the Company, the Company IT Systems are fully functional and operate and perform in accordance with their documentation and functional specifications and otherwise in a manner that, in all material respects, permits the Company and its Subsidiaries to conduct their business as currently conducted and are in sufficiently good working condition to effectively perform all information technology operations undertaken in the course of the conduct of their businesses as currently conducted. To the extent the Company IT Systems are owned by or under the control of the Company or any of its Subsidiaries, the Company and its Subsidiaries have in place commercially reasonable measures, consistent with current applicable industry standards, to protect the confidentiality, integrity and security of the Company IT Systems, and all information and transactions stored or contained therein or transmitted thereby, against any unauthorized use, access, interruption, modification or corruption, and such measures include commercially reasonable security protocol technologies, including the implementation of commercially reasonable (i) safeguards and security protocol technologies designed to protect against unauthorized access to, and unauthorized use, alteration, disclosure or distribution of Personally Identifiable Information, (ii) data backup, (iii) disaster avoidance and recovery procedures, and (iv) business continuity procedures. To the knowledge of the Company, except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, there has been no Security Incident involving the Company IT Systems owned by or under the control of the Company or any of its Subsidiaries, or any data or information, including Personally Identifiable Information, stored or contained therein or transmitted thereby.

Section 5.14. Data Privacy.

In each case, except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole:

(a) The Company and its Subsidiaries have developed, implemented and maintained a written data protection and cybersecurity program (the “Data Protection Program”) that is in compliance with all material Privacy Requirements. Since January 1, 2020, no Person has received any compensation or damages from the Company or any of its Subsidiaries, or has brought, or to the knowledge of the Company, threatened in writing to bring, any material Action against the Company or any of its Subsidiaries in relation to any actual Security Incident for or arising as a result of any actual or alleged violation, breach or other material non-compliance with or of any Privacy Requirement, and, to the Company’s knowledge, no facts or circumstances exist that might give rise to any such claim.

(b) To the knowledge of the Company, the Company and its Subsidiaries have at all times complied, and are currently in compliance, in all material respects with all Privacy Requirements with respect to the Processing of Personally Identifiable Information, including (i) providing adequate notice and obtaining any necessary consents from customers (to the extent legally required under the Privacy Requirements) required for the Processing of the Company PII as conducted by or on behalf of the Company or any of its Subsidiaries and (ii) abiding by any privacy choices (including opt-outs, do-not-calls or similar choices) of end users relating to Personally Identifiable Information. The Company and its Subsidiaries are not, and since January 1, 2020, have not been, subject to a Governmental Order of, and have not, since January 1, 2020, received a written notice from, a Governmental Authority regarding actual or alleged non-compliance with or violation of any Privacy Requirement. The Company and its Subsidiaries have taken commercially reasonable steps to ensure the reliability of their employees, representatives, consultants, contractors and agents that have access to Company PII, to provide training to such individuals on all applicable Privacy Requirements and to ensure that all such employees, representatives, consultants, contractors and agents with the right to access such Company PII are subject to appropriate binding obligations of confidentiality with respect to such Company PII.

(c) To the knowledge of the Company, each of the Company’s and its Subsidiaries’ third-party data suppliers, vendors, and partners that Process Company PII or other Personally Identifiable Information on behalf of the Company or its Subsidiaries are in compliance in all material respects with the Privacy Requirements and, to the knowledge of the Company, since January 1, 2020, there has been no unauthorized or illegal Processing, or other material breach, violation or default (or event that, with or without the giving of notice or lapse of time, would constitute a breach, violation or default) by any such supplier, vendor or other partner of any Privacy Requirements. To the knowledge of the Company, no circumstances have arisen in which the Privacy Requirements would require the Company or its Subsidiaries to notify any Governmental Authority of any Security Incident.

(d) The consummation of the Transactions will not breach any Privacy Requirement.

Section 5.15. Company Benefit Plans.

(a) Section 5.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of each material Company Benefit Plan and specifies the jurisdiction of such Company Benefit Plan. A “Company Benefit Plan” means any employee compensation and benefit contracts, plans, policies, programs, or arrangements, and each other change in control, transaction bonus, equity or equity-based compensation, severance, retention, employment, change-of-control, bonus, incentive, deferred compensation, retirement, pension, profit-sharing, vacation, disability, medical (including any self-insured arrangement), dental, vision, disability or sick leave benefits, post-retirement benefits (including compensation, pension, health, medical or insurance benefits), health, welfare, prescription, or other fringe or employee benefit plan, agreement, program, policy, or arrangement (other than offer letters for at-will employment without an obligation for severance, except as required by Applicable Law, or guaranteed bonus or similar payment), in each case whether written or unwritten (i) that is maintained, sponsored, administered, entered into or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries for the current or future benefit of any current or former Service Provider or (ii) under which the Company or any of its Subsidiaries has or is reasonably expected to have any direct or indirect obligation or liability, excluding any such plan, agreement, program, policy or arrangement sponsored by a Governmental Authority. As of the date hereof and except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries has made any plan or commitment to establish or contribute to any new material Company Benefit Plan or materially modify any existing Company Benefit Plan.

(b) With respect to each material Company Benefit Plan, the Company has delivered or made available to BSAQ copies of, if applicable, (i) such Company Benefit Plan and any amendments thereto (or, if oral, a written summary thereof), (ii) any trust or funding agreement related thereto (iii) the most recent summary plan description (if applicable), (iv) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service (if applicable) including all schedules thereto, financial statements and any related actuarial reports, (v) all material, non-routine correspondence or other communications received within the last 3 years from any Governmental Authority regarding such Company Benefit Plan, (vi) the most recent determination or opinion letter issued by the Internal Revenue Service, and (vii) documents that are substantially comparable (taking into account differences in Applicable Law and practices) to the documents provided in clauses (i) through (vi).

(c) Each Company Benefit Plan has been established, maintained, and administered in compliance with its terms and Applicable Law, except where failure to comply would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) all contributions and other payments required by and due under the terms of each Company Benefit Plan have been timely made and (ii) all forms, reports, or returns required to be filed with any Governmental Authority with respect to each Company Benefit Plan have been timely and properly filed.

(d) None of the Company or any of its Subsidiaries sponsors, maintains, contributes to (or is obligated to contribute to), or has any material liability in respect of, or at any time in the six (6) years preceding the date hereof has sponsored, maintained, contributed to (or was obligated to contribute to), or had any material liability in respect of, a defined benefit pension plan. No Company Benefit Plan provides any post-termination or retiree life or health insurance or other material employee welfare benefit to any Person, except as may be required by any Applicable Law.

(e) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there are, and since January 1, 2020 there have been, (i) no pending or, to the knowledge of the Company, threatened Actions (other than routine claims for benefits in the Ordinary Course of Business) with respect to any Company Benefit Plan, and (ii) no audits, material inquiries, or proceedings pending or, to the knowledge of the Company, threatened in writing by any Governmental Authority with respect to any Company Benefit Plan.

(f) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan (i) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (ii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(g) Except as disclosed on Section 5.15(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation of any of the Transactions (either alone or in connection with any other event, contingent or otherwise) will (i) result in any payment or benefit (including notice, severance, golden parachute, bonus, commission, or otherwise) becoming due to any current or former Service Provider, (ii) result in any forgiveness of Indebtedness to any current or former Service Provider, (iii) increase any compensation or benefits otherwise payable by the Company or any of its Subsidiaries or under any Company Benefit Plan, (iv) result in the acceleration of the time of payment or vesting of any compensation or benefits. No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” (as defined in Section 280G of the Code) under any Company Benefit Plan or otherwise could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code, in either case, as a result of the consummation of the Transactions. Neither the Company nor any of its Subsidiaries have an obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999, 409A or 457A of the Code.

Section 5.16. Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to, subject to, or in the process of entering into, any Labor Contract (whether written or unwritten) applicable to current or former Service Providers, nor are there any Service Providers represented by a works council or a labor organization or, to the knowledge of the Company, activities or proceedings of any labor union to organize any Service Providers. The consent of or consultation with, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(b) Since January 1, 2020, and except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries has been in compliance in all material respects with Applicable Law regarding labor and employment, including provisions thereof relating to wages, hours, collective bargaining, labor management relations, overtime, employee classification, discrimination, sexual harassment, civil rights, equal opportunity, affirmative action, work authorization, immigration, safety and health, plant closings and mass layoffs, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes (collectively, the “Employment Laws”), (ii)there have been no pending or, to the knowledge of the Company, threatened in writing complaints against the Company or its Subsidiaries regarding unfair labor practices before any Governmental Authority, (iii) there has been no pending or, to the knowledge of the Company, threatened in writing (and the Company does not otherwise reasonably anticipate), strike, labor dispute, slowdown, work stoppage or other labor stoppage or disruption with respect to the Company or any of its Subsidiaries, (iv) there have been no pending or, to the knowledge of the Company, threatened Actions against the Company or any of its Subsidiaries with respect to the Employment Laws, (v) neither the Company nor any of its Subsidiaries has (x) taken any action which would constitute a “plant closing” or “mass lay-off” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988 or similar law (collectively, “WARN”) or issued any notification of a plant closing or mass lay-off required by WARN, or (y) incurred any liability or obligation under WARN that remains unsatisfied, and (vi). neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any employee currently self-employed or employed by another employer, or (C) any employee currently or formerly classified as exempt from any entitlement to overtime wages.

(c) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has any “joint employer” liability with respect to any use of service providers, including any independent contractors or other Persons employed by a third-party employment agency or similar provider. Since January 1, 2020: (x) no current or former Service Provider has, to the knowledge of the Company, made written allegations of sexual harassment with potential merit against (A) any current or former officer or director of the Company or its Subsidiaries or (B) any Company employee who, directly or indirectly, supervises at least ten (10) Service Providers, and (y) neither the Company nor any of its Subsidiaries have entered into any settlement agreement as a result of any such allegations of sexual harassment or sexual misconduct by a Service Provider.

Section 5.17. Taxes.

(a) All material Tax Returns required to be filed by the Company or any of its Subsidiaries (taking into account applicable extensions) have been timely filed in all material respects, and all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects.

(b) The Company and its Subsidiaries have paid all material Taxes (whether or not shown on any Tax Return) that are due and payable by the Company and its Subsidiaries, except with respect to matters contested in good faith by appropriate proceedings, an extension of the date for the payment of such Taxes is being considered by the competent authorities, or with respect to which adequate reserves have been made in accordance with GAAP.

(c) Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of the Company or any of its Subsidiaries.

(d) All material amounts of Taxes required to be withheld by the Company and its Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.

(e) None of the Company or any of its Subsidiaries has received from any Governmental Authority written notice of any threatened, proposed, or assessed deficiency for any material Taxes of the Company or any of its Subsidiaries, except for such deficiencies that have been satisfied by payment, settled or withdrawn. To the knowledge of the Company, no material audit or other proceeding by any Governmental Authority is in progress with respect to any material Taxes due from the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that any such audit or proceeding is contemplated or pending.

(f) Within the past three years, no written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not pay a particular type of Tax or file a particular type of Tax Return that it is or may be required to file such type of Tax Return or pay such type of Tax in such jurisdiction.

(g) Neither the Company nor any of its Subsidiaries has a request for a private letter ruling, a request for administrative relief, a request for technical advice or a request for a change of any method of accounting pending with any Governmental Authority. Neither the Company nor any of its Subsidiaries has extended the statute of limitations for assessment, collection or other imposition of any material amount of Tax (other than pursuant to an extension of time to file a Tax Return of not more than seven months obtained in the Ordinary Course of Business), which extension is currently in effect.

(h) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Tax Contract, other than (i) any customary commercial Contracts or Contracts entered into in the Ordinary Course of Business, in each case, which do not primarily relate to Taxes or (ii) any such agreement solely among the Company and its Subsidiaries.

(i) Neither the Company nor any of its Subsidiaries has ever been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is the Company or any of its Subsidiaries and which consists only of the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries has liability for the Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Applicable Law), as transferor or successor, by Contract or otherwise (other than pursuant to any customary commercial Contract or Contract entered into in the Ordinary Course of Business, in each case, which does not principally relate to Taxes).

(j) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing; (iii) any installment sale or open transaction disposition made on or prior to the Closing; or (iv) any deferred revenue or prepaid amount received on or prior to the Closing outside the Ordinary Course of Business.

(k) Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(l) Neither the Company nor any of its Subsidiaries is a (i) “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, (ii) U.S. corporation under Section 7874(b) of the Code or (iii) stapled entity within the meaning of Section 269B of the Code.

(m) Based on its current and expected income and assets (taking into account the expected cash proceeds to be received by the Company from the Transactions and the Company’s anticipated market capitalization following the Transactions) the Company does not presently expect to be a passive foreign investment company within the meaning of Section 1297 of the Code for its taxable year ending December 31, 2023.

(n) All material payments between or among the Company and any of its Subsidiaries or between or among its Subsidiaries and any material transactions between or among the Company and any of its Subsidiaries or between or among its Subsidiaries have complied with all applicable transfer pricing requirements imposed by Applicable Law, including proper documentation and reporting as required by any Applicable Law related to transfer pricing.

(o) Merger Sub has not filed an IRS Form 8832 electing to be treated as a partnership or an entity disregarded as separate from its owner for U.S. federal income tax purposes. As of immediately prior to the Merger Effective Time, Merger Sub shall be a direct, wholly owned Subsidiary of the Company.

Section 5.18. Insurance. Section 5.18 of the Company Disclosure Schedule sets forth a true, correct and complete list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies, together with all amendments, modifications, or supplements thereto, have been made available to BSAQ. With respect to each such insurance policy: (a) the policy is legal, valid, binding and to the knowledge of the Company enforceable in accordance with its terms and is in full force and effect, (b) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and to the knowledge of the Company, no event has occurred which, with or without notice or the lapse of time or both, will constitute such a breach or default, or permit termination or modification, under the policy, (c) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, (d) no written notice of cancellation, termination, non-renewal, disallowance or reduction in coverage has been received (or, to the Company’s knowledge, threatened), nor has there been any lapse in coverage since January 1, 2020 and (e) there are no claims by the Company nor any of its Subsidiaries pending under any of the insurance policies as to which coverage has been denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. Neither the Company nor any of its Subsidiaries have any material self-insurance programs. To the knowledge of the Company, there is no fact, condition, situation or set of circumstances (including the consummation of the transactions contemplated hereby) that could reasonably be expected to result in or be the basis for any material premium increase with respect to, or material alteration of coverage under, any insurance policy. The insurance policies are with reputable insurance carriers and provide coverage to the Company and its Subsidiaries against all risk of the businesses of the Company and its Subsidiaries that to the knowledge of the Company as are reasonable and appropriate considering the business of the Company and its Subsidiaries (including the Contracts to which they are bound).

Section 5.19. Real Property; Assets.

(a) Except as would not have a material adverse effect on the business of the Company and its Subsidiaries, taken as a whole, (i) the Company and/or its Subsidiaries own and possess good and marketable fee simple, or local equivalent, title in and to that certain real property described on Schedule 5.19(a) of the Company Disclosure Schedule, in each case, free and clear of all Liens except Permitted Liens (the “Owned Real Property”); and (ii) none of the Owned Real Property is subject to or encumbered by any option, right of first refusal or other contractual right or obligation to sell, lease, sublease, assign or otherwise dispose of such Owned Real Property.

(b) Section 5.19(b) of the Company Disclosure Schedule (i) correctly describes, as of the date hereof, all real property that the Company and its Subsidiaries lease, sublease, use, license or operate and (ii) contains a complete and accurate list of Leased Real Property, in each case, that involve aggregate payments of $10,000,000 in any calendar year. The Owned Real Property and the Leased Real Property constitute all of the real property occupied or operated by the Company and its Subsidiaries in connection with their business.

(c) Each lease related to the Leased Real Property to which the Company or any of its Subsidiaries is a party is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries party thereto, and to the knowledge of the Company, the counterparties thereto, and is in full force and effect. The Company and its Subsidiaries have valid leasehold interests in, and enjoy undisturbed possession of, all Leased Real Property. Neither the Company nor any of its Subsidiaries is in material breach or material default under any such lease, and no condition exists which (with or without notice or lapse of time or both) would constitute a default by the Company or any of its Subsidiaries thereunder or, to the knowledge of the Company, by the other parties thereto.

(d) Neither the Company nor any of its Subsidiaries have subleased or otherwise granted any Person the right to use or occupy any Leased Real Property, which is still in effect, that involve aggregate payments of $10,000,000 in any calendar year. Neither the Company nor any of its Subsidiaries have mortgaged, deeded in trust, collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein, which is still in effect. Except for Permitted Liens, there exist no Liens affecting all or any portion of the Leased Real Property created by, through or under the Company or any of its Subsidiaries.

(e) There are no pending or, to the knowledge of the Company, threatened (i) Actions or other proceedings to take all or any portion of the Leased Real Property or any interests therein by eminent domain or any condemnation proceeding (or the jurisdictional equivalent thereof) or (ii) sales or dispositions in relation to any such Action or proceeding. There is no purchase option, right of first refusal, first option or other similar right held by the Company or any of its Subsidiaries with respect to, or any real estate, building or other improvement affected by, any portion of the Leased Real Property.

(f) The Company and its Subsidiaries have good title to, or in the case of leased properties and assets, have valid leasehold interests in, all of the property and assets (whether personal, tangible or intangible) reflected on the Company Financial Statements or acquired by the Company and its Subsidiaries after December 31, 2022, except for properties, assets and rights sold since December 21, 2022 in the Ordinary Course of Business (or, with respect to such properties and assets sold after the date of this Agreement, as permitted pursuant to Section 7.01) or where the failure to have such good title or valid leasehold interests would not be material to the Company and its Subsidiaries, taken as a whole. None of such property, assets and rights is subject to any Lien (other than Permitted Liens).

Section 5.20. Environmental Matters.

In each case, except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole:

(a) The Company and its Subsidiaries are, and at all times since their respective dates of incorporation, organization, or formation have been, in compliance with all Environmental Laws in all material respects, and there are no existing facts or circumstances which would reasonably be expected to prevent such compliance in the future and all Permits held by the Company pursuant to applicable Environmental Laws are in all material respects in full force and effect and to the knowledge of the Company no appeal or any other Action is pending to revoke or modify any such Permit.

(b) No written notice of violation, demand, request for information, citation, summons or order has been received by the Company relating to or arising out of any Environmental Laws, other than those relating to matters that have been fully resolved or that remain pending and, if adversely determined, would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c) Neither the Company nor any of its Subsidiaries has agreed to indemnify any other Person against liability under Environmental Laws, or to assume or undertake any liability of another Person under Environmental Laws (other than pursuant to any customary commercial Contract entered into in the Ordinary Course of Business which does not principally relate to Environmental Laws).

(d) Copies of all material written reports (in the case of reports with multiple drafts or versions, the final draft or version), notices of violation, orders, audits, assessments and all other material environmental reports, in the possession, custody or control of the Company or its Subsidiaries, relating to environmental conditions in, on or about the Leased Real Property or to the Company’s or its Subsidiaries’ compliance with Environmental Laws have been made available to BSAQ.

Section 5.21. Affiliate Transactions. Except for any Company Benefit Plan (including any employment or stock appreciation rights agreements entered into in the Ordinary Course of Business by the Company or any of its Subsidiaries) or as set forth in Section 5.21 of the Company Disclosure Schedule, no (a) Company Shareholder, (b) former or current director, officer, manager, employee, indirect or direct equityholder, optionholder or member of the Company or any of its Subsidiaries or (c) any Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Securities Exchange Act of 1934), of any Person described in the foregoing clauses (a) or (b), in each case, other than the Company or any of its Subsidiaries (each a “Related Party”), is (i) a party to any Contract or business arrangement with the Company or any of its Subsidiaries, (ii) provides any services to, or is owed any money by or owes any money to, or has any claim or right against, the Company or any of its Subsidiaries (other than, in each case, compensation for services performed by a Person as director, officer, service provider or employee of the Company or any of its Subsidiaries and amounts reimbursable for routine travel and other business expenses in the Ordinary Course of Business), or (iii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material tangible or intangible property, asset, or right that is, has been, or is currently planned to be used by the Company or any of its Subsidiaries, in each of clauses (i) through (iii) in excess of $10,000,000 (the Contracts, relationships, or transactions described in clauses (i) through (iii), the “Affiliate Transactions”).

Section 5.22. Vendors. Section 5.22 of the Company Disclosure Schedule sets forth a complete and accurate list of the Top Vendors, and the amount of consideration paid to such suppliers for such period. Since December 31, 2022, no Top Vendor has cancelled, terminated, reduced or altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) its business relationship with the Company or any of its Subsidiaries other than due to the expiration of an existing contractual arrangement, and the Company has not received written or, to the knowledge of the Company, oral notice from any of the Top Vendors stating the intention of such Person to do so.

Section 5.23. Customers. Section 5.23 of the Company Disclosure Schedule sets forth a complete and accurate list of the Top Customers, and the revenue generated from such customers for such period. Since December 31, 2022, no Top Customer has cancelled, terminated, reduced or altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) its business relationship with the Company or any of its Subsidiaries other than due to the expiration of an existing contractual arrangement, and the Company has not received written or, to the knowledge of the Company, oral notice from any of the Top Customers stating the intention of such Person to do so.

Section 5.24. Certain Business Practices; Anti-Corruption; Anti-Money Laundering and Sanctions.

(a) The Company and its Subsidiaries, and to the knowledge of the Company, each of the Company’s and its Subsidiaries’ respective officers, directors, employees, agents, representatives or other Persons acting on its behalf, have in the past five years complied with, are and will be in compliance with Anti-Corruption Laws.

(b) Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any of the Company’s or its Subsidiaries’ respective officers, directors, employees, agents, representatives or other Persons acting on behalf of the Company or its Subsidiaries, in the last five years (i) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another Person, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of the foregoing clauses (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act, or otherwise obtaining an improper advantage; or (ii) has made or will make or authorize any other Person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. For purposes of the foregoing clauses (A) and (B), a Person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such Person is aware of (i) the existence of or (ii) a high probability of the existence of such conduct, circumstances or results.

(c) Other than as set forth on Section 5.24 of the Company Disclosure Schedule, the Company and each of its Subsidiaries has maintained and currently maintains (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of each of the Company and its Subsidiaries were, have been and are executed only in accordance with management’s general or specific authorization.

(d) The Company and each of its Subsidiaries has in place policies, procedures and controls that are reasonably designed to promote and ensure compliance in all material respects with Anti-Corruption Laws.

(e) To the knowledge of the Company, none of the Company’s nor any of its Subsidiaries’ respective beneficial owners, officers, directors, employees, agents, representatives or other persons acting on their behalf is or was a Government Official having the power to decide on policies affecting the Company’s operations or a close family member of such Government Official.

(f) To the knowledge of the Company, no Governmental Authority is investigating or has in the past five years conducted, initiated or threatened any investigation of the Company or any of its Subsidiaries, or the Company’s or its Subsidiaries’ respective officers, directors or employees for alleged violation of Anti-Corruption Laws in connection with activities relating to the Company or any of its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries, nor any of the Company’s or its Subsidiaries’ Affiliates, nor to the knowledge of the Company, any of the Company’s or its Subsidiaries’ directors, officers, employees, agents or representatives or other Persons acting on its behalf, is, or is owned or controlled by one or more Persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea, and Syria) (collectively, the “Sanctioned Territories”) or has conducted business with any Person or entity, or any of its officers, directors, employees, agents, representatives or other Persons acting on its behalf, that is (i) the subject of any Sanctions, or (ii) located, organized or resident in any of the Sanctioned Territories.

(h) The operations of the Company and each of its Subsidiaries are and have been conducted at all times in the past five years in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”), and no Action involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Company’s knowledge, threatened.

(i) There are no (i) claims, damages, liabilities, obligations, losses, penalties, actions, judgments and/or written allegations asserted against, paid or payable by the Company or each of its Subsidiaries, or any of their directors, officers, employees, agents, representatives or other Persons acting on their behalf in relation to the conduct of the business by such Company or Subsidiaries in connection with non-compliance with any applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions by such Person, or (ii) completed, outstanding or to the knowledge of the Company, threatened investigations (whether by the Company or each of its Subsidiaries, any third parties or Governmental Authority) involving possible non-compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions by any directors, officers, employees, agents, representatives of the Company or each of its Subsidiaries or other Persons acting on their behalf. To the knowledge of the Company, there are no circumstances which may be reasonably expected to give rise to any such claims, damages, liabilities, obligations, losses, penalties, actions, judgments, allegations and/or investigations.

Section 5.25. Registration Statement and Proxy Statement. On the date of any filing pursuant to Rule 424(b), the date that the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to BSAQ Shareholders, and at the time of the BSAQ Extraordinary General Meeting, assuming the disclosures of BSAQ and Affiliates contained in the Registration Statement and Proxy Statement (together with any amendments or supplements thereto) are true, correct and complete, none of the information furnished by or on behalf of the Company or Merger Sub in writing specifically for inclusion in the Registration Statement or Proxy Statement will include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be.

Section 5.26. Bankruptcy, Insolvency or Judicial Composition Proceedings. To the knowledge of the Company, no bankruptcy, insolvency or judicial composition proceedings concerning the Company or any of its Subsidiaries have been applied for. To the knowledge of the Company, no circumstances exist which would require an application for any bankruptcy, insolvency or judicial composition proceedings concerning the Company or any of its Subsidiaries. No steps have been taken by the Company or any of its Subsidiaries or proposed by or to the Company or any of its Subsidiaries for the winding-up, bankruptcy, administration, insolvency or dissolution of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is insolvent under the laws of its jurisdiction of incorporation or unable to pay its debts as they fall due and neither the Company nor any of its Subsidiaries has stopped paying its debts when due or indicated an intention to do so.

Section 5.27. Brokers’ Fees. Section 5.25 of the Company Disclosure Schedule sets forth each broker, finder, investment banker, intermediary or other Person that is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

Section 5.28. No Additional Representations and Warranties; No Outside Reliance. Except for the representations and warranties provided in this Article 5, and the representations and warranties as may be provided in the Ancillary Agreements, neither the Company nor any of their respective Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equity holders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby or thereby to BSAQ. Neither the Company nor any of their respective Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating or with respect to any financial information, financial projections, forecasts, budgets or any other document or information made available to BSAQ or any other Person (including information in the Virtual Data Room or provided in any formal or informal management presentation) except for the representations and warranties made by the Company to BSAQ in this Article 5 and the representations and warranties as may be provided in the Ancillary Agreements. Each of the Company and its Subsidiaries hereby expressly disclaims any representations or warranties other than those expressly given by the Company in this Article 5 and as may be provided in the Ancillary Agreements. The Company and Merger Sub acknowledge and agree that, except for the representations and warranties contained in Article 6 or the Ancillary Agreements, neither BSAQ nor any of its Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding BSAQ or the transactions contemplated hereunder or thereunder, including in respect of BSAQ, the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in Article 6 or the Ancillary Agreements. None of the Company and Merger Sub is relying on any representations or warranties other than those representations or warranties set forth in Article 6 or the Ancillary Agreements. Notwithstanding the foregoing, nothing in this Section 5.28 shall limit BSAQ’s remedies in the event of fraud.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BSAQ

Except as set forth in the BSAQ Disclosure Schedule (subject to Section 12.14) or in any publicly available SEC Document filed by BSAQ no later than 5:30 p.m. on the day immediately before the date of this Agreement (other than disclosures in the “Risk Factors” or “Forward Looking Statements” of any such SEC Document and other disclosures to the extent that such disclosure is predictive or forward-looking in nature, except for any specific factual information contained therein, which shall not be excluded) (it being acknowledged that nothing disclosed in such publicly available SEC Documents will be deemed to modify or qualify Section 6.06, Section 6.11 and Section 6.18), BSAQ represents and warrants to the Company as of the date hereof and as of the Closing as follows:

Section 6.01. Corporate Organization.

(a) BSAQ has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands, and has all requisite corporate or similar organizational power and authority to own or lease its properties and to conduct its business as it is now being conducted.

(b) A true and complete copy of the BSAQ Governing Document has been made available by BSAQ to the Company. The BSAQ Governing Document is in full force and effect and BSAQ is not in violation of any of the provisions thereof.

(c) BSAQ is duly licensed or qualified and, where applicable, in good standing as a foreign company or other entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not reasonably be expected to have a BSAQ Material Adverse Effect.

Section 6.02. Corporate Authorization.

(a) BSAQ has all requisite corporate or similar organizational power and authority to execute and deliver this Agreement and each Ancillary Agreement to which BSAQ is (or is specified to be) a party and, subject to obtaining the BSAQ Shareholder Approval, to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and each Ancillary Agreement to which BSAQ is (or is specified to be) a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the BSAQ Board, and no other corporate or similar organizational action on the part of BSAQ or any holders of any Equity Securities of BSAQ is necessary to authorize the execution and delivery by BSAQ of this Agreement or the Ancillary Agreements to which BSAQ is (or is specified to be) a party, the performance by BSAQ of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, other than the BSAQ Shareholder Approval. This Agreement has been duly and validly executed and delivered by BSAQ and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of BSAQ, enforceable against BSAQ in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each Ancillary Agreement to which BSAQ is (or is specified to be) a party, when executed and delivered by BSAQ, will be duly and validly executed and delivered by BSAQ, and, assuming such Ancillary Agreement constitutes a legal, valid and binding obligation of the other parties thereto, will constitute a legal, valid and binding obligation of BSAQ, enforceable against BSAQ in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The BSAQ Shareholder Approval is the only vote of any of BSAQ’s share capital necessary in connection with the entry into this Agreement by BSAQ, and the consummation of the transactions contemplated hereby, including the Closing.

(c) At a meeting duly called and held, the BSAQ Board has unanimously: (i) approved this Agreement, the Ancillary Agreements to which BSAQ is a party and the Transactions, (ii) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the BSAQ Shareholders; (iii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account, as applicable; (iv) approved the Transactions as a Business Combination; and (v) resolved to recommend to the Pre-Closing BSAQ Holders approval of the Transaction Proposals (the “BSAQ Board Recommendation”).

Section 6.03. Governmental Authorizations; Consents. Assuming the representations and warranties of the Company contained in this Agreement are true, correct and complete, no consent, approval or authorization of, or designation, declaration, filing, notice or action with, any Governmental Authority or other Person is required on the part of BSAQ with respect to BSAQ’s execution, delivery and performance of this Agreement or any Ancillary Agreement to which BSAQ is (or is specified to be) a party or the consummation of the transactions contemplated hereby or thereby, except for (a) the filing of the Plan of Merger and related documentation with the Cayman Islands Registrar of Companies and the publication of notification of the Merger in the Cayman Islands Government Gazette in accordance with the Cayman Islands Companies Act, (b) the declaration of effectiveness of the Registration Statement and the Proxy Statement by the SEC, (c) the BSAQ Shareholder Approval, or (d) any consents, approvals, authorizations, designations, filings, notices or actions, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to BSAQ, taken as a whole.

Section 6.04. Noncontravention. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which BSAQ is (or is specified to be) a party by BSAQ and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with or violate any provision of, or result in the breach of, any Applicable Law, or the BSAQ Governing Document, (b) assuming the receipt of the consents, approvals, authorizations and other requirements set forth in Section 6.03, conflict with, violate or result in a breach of any term, condition or provision of any material Contract to which BSAQ is a party or by which BSAQ is bound, or terminate or result in a default under, or require any consent, notice or other action by any Person under (with or without notice or lapse of time, or both) or the loss of any right under, or create any right of termination, acceleration or cancellation of any such material Contract, or (c) result in the creation of any Lien (except for Permitted Liens) upon any of the properties or assets of BSAQ or constitute an event which, after notice or lapse of time or both, would reasonably be expected to result in any such violation, breach, termination or creation of a Lien, except in each case (d)clauses (a), (b) and (c) above to the extent that the occurrence of each of the foregoing would not reasonably be expected to have a BSAQ Material Adverse Effect.

Section 6.05. Litigation and Proceedings. There are no Actions pending before or by any Governmental Authority or, to the knowledge of BSAQ, threatened, against BSAQ or any of its properties or assets or, to the knowledge of BSAQ, any of its directors or employees, in their capacity as such, that would reasonably be expected to have, individually or in the aggregate, a BSAQ Material Adverse Effect or which in any manner challenges or seeks to prevent or enjoin the transactions contemplated hereby. There is no unsatisfied judgment or any open injunction binding upon BSAQ.

Section 6.06. BSAQ Capitalization.

(a) As of the date hereof, the authorized share capital of BSAQ consists of  (i) 200,000,000 BSAQ Class A Ordinary Shares, of which 16,900,000 BSAQ Class A Ordinary Shares are issued and outstanding (assuming the full separation of the BSAQ Units), (ii) 20,000,000 BSAQ Class B Ordinary Shares, of which 4,225,000 BSAQ Class B Ordinary Shares are issued and outstanding, and (iii) 2,000,000 preference shares of BSAQ, par value $0.0001 per share, of which no preference shares are issued and outstanding. As of the date hereof, there are issued and outstanding BSAQ Warrants in respect of 14,829,991 BSAQ Class A Ordinary Shares (assuming the full separation of the BSAQ Units), which will entitle the holders thereof to purchase BSAQ Ordinary Shares at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. All of the issued and outstanding BSAQ Ordinary Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and (ii) are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Equity Securities).

(b) Except for the BSAQ Ordinary Shares and the BSAQ Warrants as set forth in Section 6.06(a), there are no Equity Securities of BSAQ. Other than the BSAQ Shareholder Redemption Right, there are no outstanding contractual obligations of BSAQ to repurchase, redeem or otherwise acquire any Equity Securities of BSAQ.

Section 6.07. Undisclosed Liabilities. There is no material liability, debt or obligation of BSAQ, except for liabilities, debts and obligations (i) reflected or reserved for on BSAQ’s balance sheet for the quarterly period ended December 31, 2022 as reported on Form 10-Q or disclosed in the notes thereto, (ii) that have arisen since December 31, 2022 in the ordinary course of the operation of business of BSAQ or (iii) incurred in connection with the Transactions.

Section 6.08. BSAQ SEC Documents; Controls.

(a) BSAQ has timely filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such forms, reports, schedules, and statements other than the Proxy Statement and the Registration Statement, the “SEC Documents”), except for the Form 10-Q for the quarter ended June 30, 2022 (for which an NT 10-Q was filed on August 15, 2022) and the Form 10-Q for the quarter ended September 30, 2021 (for which an NT 10-Q was filed on November 15, 2021). As of their respective filing (or furnishing) dates, each of the SEC Documents, as amended (including all exhibits and schedules thereto and all documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained, when filed or, if amended prior to the date hereof, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and, to BSAQ’s knowledge, neither the SEC nor any other Governmental Authority is conducting any investigation or review of any SEC Document. No written notice of any SEC review or investigation of BSAQ or the SEC Documents has been received by BSAQ.

(b) The financial statements of BSAQ included in the SEC Documents, including all notes and schedules thereto, complied in all material respects when filed, or if amended prior to the date hereof, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except as may be indicated in the notes thereto, or in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with the applicable requirements of GAAP (except as may be indicated in the notes thereto, subject, in the case of the unaudited statements, to normal year-end audit adjustments that are not material) the financial position of BSAQ, as of their respective dates, and the results of operations and cash flows of BSAQ, for the periods presented therein.

(c) BSAQ has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act and the listing standards of the applicable Qualified Stock Exchange). BSAQ’s disclosure controls and procedures are (i) designed to provide reasonable assurance regarding the reliability of BSAQ’s financial reporting and the preparation of financial statements for external purposes in material conformity with GAAP and (ii) reasonably designed to ensure that material information relating to BSAQ is accumulated and communicated to BSAQ’s management as appropriate. Since BSAQ’s formation, there have been no significant deficiencies or material weakness in BSAQ’s internal control over financial reporting (whether or not remediated) and no change in BSAQ’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, BSAQ’s internal control over financial reporting.

Section 6.09. Listing. As of the date hereof, the issued and outstanding BSAQ Units, BSAQ Class A Ordinary Shares and BSAQ Warrants issued as part of the BSAQ Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbols “BSAQU,” “BSAQ” and “BSAQWS” respectively. As of the date hereof, BSAQ is in compliance with the rules of the NYSE and there is no Action pending, or to the knowledge of BSAQ, threatened against BSAQ by the NYSE or the SEC with respect to any intention by such entity to deregister any BSAQ Ordinary Shares or prohibit or terminate the listing of any BSAQ Ordinary Shares on the NYSE. BSAQ has not taken any action in an attempt to terminate the registration of BSAQ Units, BSAQ Ordinary Shares or BSAQ Warrants under the Exchange Act except as contemplated by this Agreement.

Section 6.10. Registration Statement and Proxy Statement. On the date of any filing pursuant to Rule 424(b) and/or pursuant to Section 14A is declared effective, the date the Proxy Statement is first mailed to BSAQ Shareholders, and at the time of the BSAQ Extraordinary General Meeting, assuming the disclosures of the Company and its Subsidiaries and Affiliates contained in the Registration Statement and Proxy Statement (together with any amendments or supplements thereto) are true, correct and complete, none of the information furnished by or on behalf of BSAQ in writing specifically for inclusion in the Registration Statement or Proxy Statement will include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All documents that BSAQ is responsible for filing with the SEC in connection with the Transactions will comply in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be.

Section 6.11. Trust Account. As of the date of this Agreement, BSAQ has (and, assuming no holders of BSAQ Ordinary Shares exercise the BSAQ Shareholder Redemption Right, will have immediately prior to the Closing) at least $169,000,000 in the Trust Account, with such funds invested in United States Government securities meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of BSAQ and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the Prospectus to be inaccurate in any material respect or (b) entitle any Person (other than (x) holders of BSAQ Ordinary Shares who shall have exercised their BSAQ Shareholder Redemption Right and (y) any underwriters in connection with BSAQ’s initial public offering which may be entitled to deferred underwriting discounts and commissions specified in the Prospectus) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (i) to pay Taxes from any interest income earned in the Trust Account and (ii) to redeem BSAQ Class A Ordinary Shares pursuant to the BSAQ Shareholder Redemption Right. BSAQ has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of BSAQ, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There are no Actions pending or, to the knowledge of BSAQ, threatened with respect to the Trust Account.

Section 6.12. Absence of Certain Changes. Since its formation through the date of this Agreement, BSAQ has not (a) conducted business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the Prospectus (including the investigation of the Company and its Subsidiaries and the negotiation and execution of this Agreement) and related activities and (b) been subject to a BSAQ Material Adverse Effect. Except as set forth in BSAQ’s SEC reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since December 31, 2022, through the date of this Agreement, there has not been any action taken or agreed upon by BSAQ that would be prohibited by Section 8.01 if such action were taken on or after the date hereof without the consent of the Company.

Section 6.13. Compliance with Laws; Permits. BSAQ are, and since its date of formation have been, in compliance with Applicable Law in all material respects, except as would not reasonably be expected to have a BSAQ Material Adverse Effect. Since BSAQ’s date of formation, (a) BSAQ has not been subjected to, or received any notification from, any Governmental Authority of a violation of any Applicable Law or any investigation by a Governmental Authority for actual or alleged violation of any Applicable Law, (b) to the knowledge of BSAQ, no claims have been filed against BSAQ with any Governmental Authority alleging any material failure by BSAQ to comply with any Applicable Law, and (c) BSAQ has not made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Applicable Law.

Section 6.14. Contracts. Other than this Agreement, the Ancillary Agreements or any Contracts that are exhibits to the SEC Documents, there are no Contracts to which BSAQ is a party or by which BSAQ’s properties or assets may be bound, subject or affected, which (a) creates or imposes a liability greater than $50,000, (b) may not be cancelled by BSAQ on less than 60 days’ prior notice without payment of a material penalty or termination fee or (c) prohibits, prevents, restricts or impairs in any material respect any business practice of BSAQ as its business is currently conducted, any acquisition of material property by BSAQ, or restricts in any material respect the ability of BSAQ from engaging in business as currently conducted by it or from competing with any other Person (each such contract, a “BSAQ Material Contract”). All BSAQ Material Contracts have been made available to the Company.

Section 6.15. Employees and Employee Benefits Plans. BSAQ does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any liability under any employee benefit plans. Neither the execution and delivery of this Agreement or the other Ancillary Agreements nor the consummation of any Transactions will: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of BSAQ; or (b) result in the acceleration of the time of payment or vesting of any such benefits. Other than reimbursement of any out-of-pocket expenses incurred by BSAQ’s officers and directors in connection with activities on BSAQ’s behalf in an aggregate amount not in excess of the amount of cash held by BSAQ outside of the Trust Account, BSAQ has no unsatisfied material liability with respect to any officer or director.

Section 6.16. Properties. BSAQ does not own, license or otherwise have any right, title or interest in any material Intellectual Property rights (other than trademarks). BSAQ does not own, or otherwise have an interest in, any real property, including under any real property lease, sublease, space sharing, license or other occupancy agreement.

Section 6.17. Affiliate Transactions. Except for equity ownership or employment relationships (including any employment or similar Contract) expressly contemplated by this Agreement, any non-disclosure or confidentiality Contract entered into in connection with the “wall-crossing” of BSAQ Shareholders, any Ancillary Agreement or any Contract that is an exhibit to the SEC Documents or described therein, (a) there are no transactions or Contracts, or series of related transactions or Contracts, between BSAQ, on the one hand, and any director or officer of BSAQ, Sponsor, any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of the BSAQ Ordinary Shares or, to the knowledge of BSAQ, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, nor is any Indebtedness owed by or to BSAQ, on the one hand, to or by Sponsor or any such director, officer, beneficial owner, associate or immediate family member, on the other hand, and (b) none of the officers or directors (or members of a similar governing body) of BSAQ, Sponsor, any beneficial owner of 5% or more of the BSAQ Ordinary Shares or, to the knowledge of BSAQ, their respective “associates” or “immediate family members” owns directly or indirectly in whole or in part, or has any other material interest in, (i) any material tangible or real property that BSAQ uses, owns or leases (other than through any Equity Securities of BSAQ) or (ii) any customer, vendor or other material business relation of BSAQ or Sponsor.

Section 6.18. Taxes.

(a) All material Tax Returns required to be filed by BSAQ (taking into account applicable extensions) have been timely filed in all material respects, and all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects.

(b) BSAQ has paid all material Taxes (whether or not shown on any Tax Return) that are due and payable by BSAQ, except with respect to matters contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP.

(c) Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of BSAQ.

(d) All material amounts of Taxes required to be withheld by BSAQ have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.

(e) BSAQ has not received from any Governmental Authority written notice of any threatened, proposed, or assessed deficiency for any material Taxes of BSAQ, except for such deficiencies that have been satisfied by payment, settled or withdrawn. To the knowledge of BSAQ, no audit or other proceeding by any Governmental Authority is in progress with respect to any material Taxes due from BSAQ, and BSAQ has not received written notice from any Governmental Authority that any such audit or proceeding is contemplated or pending.

(f) No written claim has been made by any Governmental Authority in a jurisdiction where BSAQ does not pay a particular type of Tax or file a particular type of Tax Return that it is or may be required to file such type of Tax Return or pay such type of Tax in such jurisdiction.

(g) BSAQ does not have a request for a private letter ruling, a request for administrative relief, a request for technical advice or a request for a change of any method of accounting pending with any Governmental Authority. BSAQ has not extended the statute of limitations for assessment, collection or other imposition of any material amount of Tax (other than pursuant to an extension of time to file a Tax Return of not more than seven months obtained in the Ordinary Course of Business), which extension is currently in effect.

(h) BSAQ is not a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Tax Contract, other than any customary commercial Contracts or Contracts entered into in the Ordinary Course of Business, in each case, which do not primarily relate to Taxes.

(i) BSAQ has never been a member of an Affiliated Group. BSAQ does not have liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Applicable Law), as transferor or successor, by Contract or otherwise (other than pursuant to any customary commercial Contract or Contract entered into in the Ordinary Course of Business, in each case, which does not principally relate to Taxes).

(j) BSAQ will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing; (iii) any installment sale or open transaction disposition made on or prior to the Closing; or (iv) any deferred revenue or prepaid amount received on or prior to the Closing outside the Ordinary Course of Business.

(k) BSAQ is not a (i) “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, (ii) U.S. corporation under Section 7874(b) of the Code or (iii) stapled entity within the meaning of Section 269B of the Code.

(l) BSAQ has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

Section 6.19. Certain Business Practices; Anti-Corruption; Anti-Money Laundering and Sanctions.

(a) BSAQ, and to the knowledge of BSAQ, each of BSAQ’s officers, directors, employees, agents, representatives or other Persons acting on its behalf, have in the past three years complied with, are and will be in compliance with Anti-Corruption Laws.

(b) Neither BSAQ, nor to the knowledge of BSAQ, any of BSAQ’s officers, directors, employees, agents, representatives or other Persons acting on behalf of BSAQ, since incorporation (i) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another Person, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of the foregoing clauses (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act, or otherwise obtaining an improper advantage; or (ii) has made or will make or authorize any other Person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. For purposes of the foregoing clauses (A) and (B), a Person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such Person is aware of (i) the existence of or (ii) a high probability of the existence of such conduct, circumstances or results.

(c) BSAQ has maintained and currently maintains (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of BSAQ, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of BSAQ were, have been and are executed only in accordance with management’s general or specific authorization.

(d) BSAQ has in place policies, procedures and controls that are reasonably designed to promote and ensure compliance in all material respects with Anti-Corruption Laws.

(e) To the knowledge of BSAQ, none of BSAQ’s beneficial owners, officers, directors, employees, agents, representatives or other persons acting on their behalf is or was a Government Official having the power to decide on policies affecting the Company’s operations or a close family member of such Government Official.

(f) To the knowledge of BSAQ, no Governmental Authority is investigating or has since BSAQ’s incorporation conducted, initiated or threatened any investigation of BSAQ, or BSAQ’s officers, directors or employees for alleged violation of Anti-Corruption Laws in connection with activities relating to BSAQ.

(g) Neither BSAQ, nor any of BSAQ’s Affiliates, nor to the knowledge of BSAQ, any of BSAQ’s directors, officers, employees, agents or representatives or other Persons acting on its behalf, is, or is owned or controlled by one or more Persons that are: (i) the subject of any Sanctions, or (ii) located, organized or resident in the Sanctioned Territories or has conducted business with any Person or entity, or any of its officers, directors, employees, agents, representatives or other Persons acting on its behalf that is (i) the subject of any Sanctions, or (ii) located, organized or resident in any of the Sanctioned Territories.

(h) The operations of BSAQ are and have been conducted at all times in material compliance with Anti-Money Laundering Laws, and no Action involving BSAQ with respect to the Anti-Money Laundering Laws is pending or, to BSAQ’s knowledge, threatened.

(i) There are no (i) claims, damages, liabilities, obligations, losses, penalties, actions, judgments and/or written allegations asserted against, paid or payable by BSAQ, or any of its directors, officers, employees, agents, representatives or other Persons acting on its behalf in relation to the conduct of the business by BSAQ in connection with non-compliance with any applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions by such Person, or (ii) completed, outstanding or to the knowledge of BSAQ, threatened investigations (whether by BSAQ, any third parties or Governmental Authority) involving possible non-compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions by any directors, officers, employees, agents, representatives of BSAQ or other Persons acting on their behalf. To the knowledge of BSAQ, there are no circumstances which may be reasonably expected to give rise to any such claims, damages, liabilities, obligations, losses, penalties, actions, judgments, allegations and/or investigations.

Section 6.20. Independent Investigation. BSAQ and its Affiliates and their respective representatives have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and its Subsidiaries, and BSAQ acknowledges that it and they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and its Subsidiaries for such purpose. BSAQ acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated herein, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article 5 (including the related portions of the Company Disclosure Schedule) or of the Company or Company Shareholders set forth in the Ancillary Agreements; and (b) none of the Company, its Subsidiaries and Affiliates and their respective representatives have made any express or implied representation or warranty as to the Company and its Subsidiaries, or this Agreement, except as expressly set forth in Article 5 (including the related portions of the Company Disclosure Schedule) or in the Ancillary Agreements. Notwithstanding the foregoing, nothing in this Section 6.20 shall limit BSAQ’s remedies in the event of fraud.

Section 6.21. Brokers’ Fees. Except fees described on Section 6.20 of the BSAQ Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by BSAQ or any of its Affiliates.

SECTION 6.22. No Additional Representations and Warranties; No Outside Reliance. Except for the representations and warranties provided in this Article 6, and the representations and warranties as may be provided in the Ancillary Agreements, neither BSAQ nor any of its directors, managers, officers, employees, equity holders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby or thereby to the Company or any Company Shareholder. Neither BSAQ nor any of its directors, managers, officers, employees, equityholders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating or with respect to any information regarding BSAQ or otherwise, except for the representations and warranties made by BSAQ to the Company in this Article 6 and the representations and warranties as may be provided in the Ancillary Agreements. BSAQ hereby expressly disclaims any representations or warranties other than those expressly given by BSAQ in this Article 6 and as may be provided in the Ancillary Agreements. BSAQ acknowledges and agrees that, except for the representations and warranties contained in Article 5 or the Ancillary Agreements, none of the Company or any of its Subsidiaries or Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding the Company or any of the Subsidiaries of the Company or the transactions contemplated hereunder or thereunder, including in respect of the Company, the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information, not expressly set forth in Article 5 or the Ancillary Agreements. BSAQ is not relying on any representations or warranties other than those representations or warranties set forth in Article 5 or as may be provided in the Ancillary Agreements. Notwithstanding the foregoing, nothing in this Section 6.22 shall limit the Company’s remedies in the event of fraud.

ARTICLE 7

COVENANTS OF THE COMPANY

Section 7.01. Conduct of Business. From the date of this Agreement until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article 11 (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as set forth in the Company Disclosure Schedule, as contemplated by this Agreement, as the Company deems necessary to consummate the Transactions in accordance with the terms and conditions of this Agreement and the Ancillary Agreements, as consented to by BSAQ in writing (which consent shall not be unreasonably withheld, conditioned or delayed; provided, that, BSAQ shall be deemed to have consented if BSAQ does not object or request further information with respect to any Company request for such consent in writing (which objection or request shall be made via email) within 72 hours after a written request for such consent is delivered (which delivery shall be made via email) to the individual(s) set forth on Section 7.01 of the BSAQ Disclosure Schedule by the Company) or as required by Applicable Law, use commercially reasonable efforts to: (i) operate its business only in the Ordinary Course of Business, (ii) preserve the business of the Company, and (iii) not:

(a) change, amend or propose to amend its Governing Documents except for any such change or amendment made in the Ordinary Course of Business and which will not have a material adverse impact on the Company’s ability to perform its obligations under this Agreement, the Ancillary Agreements or to consummate the Transactions;

(b) directly or indirectly adjust, split, combine, subdivide, issue, pledge, deliver, award, grant, redeem, purchase or otherwise acquire or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of any of its Equity Securities;

(c) take any action that would constitute or result in Leakage (other than Permitted Leakage) which exceeds $30,000,000 in the aggregate;

(d) other than in the Ordinary Course of Business, (i) modify, voluntarily terminate, permit to lapse, waive, or fail to enforce any material right or remedy under any Significant Contract, (ii) materially amend, extend or renew any Significant Contract or (iii) enter into any Significant Contract;

(e) except as contemplated by this Agreement or required by the terms of the Company Benefit Plans in effect on the date hereof and made available to BSAQ (i) grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former Service Provider with an annual target compensation equal to or in excess of $1,000,000, (ii) increase the compensation or benefits provided to any current or former Service Provider with an annual target compensation equal to or in excess of $1,000,000, (iii) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider, (iv) except in the Ordinary Course of Business or as required by Applicable Law, establish, adopt, enter into, amend, or terminate any Company Benefit Plan or Labor Contract or (v) (x) hire any employees with an annual target compensation of over $1,000,000 other than to fill vacancies arising due to terminations of employment of employees following the date hereof or (y) terminate the employment of any employees with an annual target compensation of over $1,000,000 other than for cause after consultation with BSAQ;

(f) acquire (whether by merger or consolidation or the purchase of a substantial portion of the equity in or assets of or otherwise) any other Person, except for in the Ordinary Course of Business or a value or purchase price which does not exceed $30,000,000 in the aggregate;

(g) except for Permitted Leakage, (i) repurchase, prepay, redeem or incur, create, assume or otherwise become liable for Indebtedness of over $30,000,000 in the aggregate, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing, (ii) make any loans, advances or capital contributions to, or investments in, any other Person other than another direct or indirect wholly owned Subsidiary of the Company and other than loans and advances to directors, officers and employees in the Ordinary Course of Business or under the terms of existing Company Benefit Plans, (iii) cancel or forgive any material debts or other material amounts owed to the Company or any of its Subsidiaries other than in the Ordinary Course of Business or (iv) commit to do any of the foregoing;

(h) except in the Ordinary Course of Business consistent with past practice, (i) make or change any material Tax election (including, for the avoidance of doubt, any entity classification election with respect to Merger Sub), (ii) adopt or change any material Tax accounting method except as required by Applicable Law, (iii) settle or compromise any material Tax liability, (iv) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) with respect to a material amount of Tax, (v) enter into any Tax sharing or similar arrangement with respect to Taxes (other than any such agreement solely between the Company and its Subsidiaries or any customary commercial Contract which does not primarily relate to Taxes), (vi) file any amended material Tax Return unless required by Applicable Law, (vii) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes, (viii) settle or consent to any claim or assessment relating to any material amount of Taxes or (ix) consent to any extension or waiver of the statute of limitations for any such claim or assessment (other than pursuant to an extension of time to file a Tax Return of not more than seven months obtained in the Ordinary Course of Business); in each case, if such election, change, adoption, agreement, settlement, consent or other action could, individually or in the aggregate, reasonably be expected to have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of the Company and its Affiliates (including the Company and its Subsidiaries) after the Closing Date and provided the Company may take any action that it determines, acting reasonably, is necessary to optimize its expected liability for Taxes following the Transactions;

(i) except for non-exclusive licenses granted to customers in the Ordinary Course of Business, assign, transfer or dispose of, license, abandon, sell, lease, sublicense, modify, terminate, permit to lapse, create or incur any Lien (other than a Permitted Lien) on, or otherwise fail to take any action necessary to maintain, enforce or protect any Owned Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, except for the expiration of Owned Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of the Company’s or any of its Subsidiaries’ business judgment as to the costs and benefits of maintaining the item;

(j) (i) commence, discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any pending or threatened Action that would reasonably be expected to (A) result in any material restriction on the Company or any of its Subsidiaries, (B) result in a payment of greater than $30,000,000 in the aggregate or (C) involve any equitable remedies or admission of wrongdoing, or (ii) other than in the Ordinary Course of Business, waive, release or assign any claims or rights of the Company and any of its Subsidiaries;

(k) sell, lease, license, sublicense, exchange, mortgage, pledge, create any Liens (other than Permitted Liens) on, transfer or otherwise dispose of, or agree to sell, lease, license, sublicense, exchange, mortgage, pledge, transfer or otherwise create any Liens (other than Permitted Liens) on or dispose of, any material tangible or intangible assets, properties, securities, or interests of the Company or any of its Subsidiaries (other than Intellectual Property, which is addressed in Section 7.01(i)), except for (i) dispositions of obsolete or worthless equipment; (ii) transactions among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries, (iii) transactions in the Ordinary Course of Business; and (iv) any sale, transfer or disposal of assets for each on arm’s length terms and provided that such net disposal proceeds will be reinvested in the business or used to pay down debt within 364 days;

(l) merge or consolidate itself or any of its Subsidiaries that hold more than 15% of the Company’s total consolidated assets with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(m) make any material change in financial accounting methods, principles or practices of the Company and its Subsidiaries, except insofar as may have been required by a change in International Financial Reporting Standards as promulgated by the International Accounting Standards Board, GAAP or any Applicable Law or to obtain compliance with PCAOB auditing standards;

(n) permit any insurance policy listed in Section 5.18 of the Company Disclosure Schedule to be canceled or terminated in a manner that would be adverse or detrimental to the Company or its business, other than if, in connection with such cancellation or termination, a replacement policy having comparable deductions and providing coverage substantially similar to the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;

(o) materially and adversely amend or modify, or terminate, any material Permit, other than routine renewals, or fail to maintain or timely obtain any Permit that is material to the ongoing operations of the Company and its Subsidiaries other than in the Ordinary Course of Business; or

(p) enter into any legally binding agreement to do any action prohibited under this Section 7.01.

Nothing contained in this Section 7.01 shall give to BSAQ, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or Merger Sub prior to the Closing. Prior to the Closing, each of BSAQ, and the Company and Merger Sub shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Applicable Law. For the avoidance of doubt, “current facts and circumstances” within the definition of Ordinary Course of Business shall, for the purposes of this Section 7.01, include any actions taken as may be commercially reasonable in response to the COVID-19 Pandemic and reasonably consistent with (x) the actions taken by the Company and its Subsidiaries in response to the COVID-19 Pandemic prior to the date hereof, (y) the applicable health and safety policies, procedures and protocols in effect at such date recommended by any Governmental Authority, the World Health Organization or any similar organization or (z) the then-current operations of similarly situated Persons operating in the same industries, markets or geographies in which the Company and its Subsidiaries operate.

Section 7.02. Inspection. The Company shall, and shall cause its Subsidiaries to, afford to BSAQ and its officers, employees, accountants, counsel, financing sources and other representatives reasonable access during the Interim Period, during normal business hours, to all of their respective properties, books and records (not including Tax Returns and work papers of, and correspondence with, the Company’s independent auditors), Contracts, commitments, customers, vendors and other business relations and officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such representatives may reasonably request in connection with the consummation of this Agreement or the transactions contemplated hereby; provided that no investigation pursuant to this Section 7.02 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or BSAQ; provided, further, that any investigation pursuant to this Section 7.02 shall be conducted in such manner as not to interfere with the conduct of the business of the Company during normal business hours under the supervision of appropriate personnel of the Company. All requests for access to the properties, books and records of the Company and its Subsidiaries shall be made in accordance with Section 12.03.

Section 7.03. Trust Account Waiver. Notwithstanding anything to the contrary set forth in this Agreement, the Company and Merger Sub acknowledge that BSAQ is a blank check company with the powers and privileges to effect a Business Combination. The Company and Merger Sub further acknowledge that, as described in the prospectus dated July 15, 2021 (the “Prospectus”), substantially all of BSAQ’s assets consist of the cash proceeds of BSAQ’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of BSAQ, certain of its public shareholders and the underwriters of BSAQ’s initial public offering. The Company acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to BSAQ to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of BSAQ entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company and Merger Sub hereby irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with BSAQ or any other Person; provided, however, that nothing in this Section 7.03 shall amend, limit, alter, change, supersede or otherwise modify the right of the Company and Merger Sub to (a) bring any action or actions for specific performance, injunctive and/or other equitable relief or (b) bring or seek a claim for Damages against BSAQ, or any of its successors or assigns, for any breach of this Agreement (but such claim shall not be against the Trust Account or any funds distributed from the Trust Account to holders of BSAQ Ordinary Shares in accordance with the BSAQ Governing Document and the Trust Agreement).

Section 7.04. Sarbanes-Oxley; Listing Standards. As soon as legally required to do so, the Company and its directors and executive officers, in their capacities as such, shall take all actions necessary to comply with any applicable provision of Sarbanes-Oxley, including Section 402 related to loans and Sections 302 and 906 related to certifications, and to comply with rules of any applicable Qualified Stock Exchange.

ARTICLE 8

COVENANTS OF BSAQ

Section 8.01. Conduct of Business. During the Interim Period, except as set forth on Section 8.01 of the BSAQ Disclosure Schedule, as contemplated by this Agreement, as required by Applicable Law or as consented to by the Company in writing, BSAQ shall: (i) use commercially reasonable efforts to operate its business only in the Ordinary Course of Business, (ii) comply with, and continue performing under the BSAQ Governing Document, the Trust Agreement, and all other agreements or Contracts to which BSAQ may be party, and (iii) not:

(a) change, amend or propose to amend (i) the BSAQ Governing Document or (ii) the Trust Agreement or any other agreement related to the Trust Agreement, except for any such action in connection with the BSAQ Shareholders’ vote on an extension of the deadline for consummating a Business Combination;

(b) directly or indirectly adjust, split, combine, subdivide, issue, pledge, deliver, award, grant redeem, purchase or otherwise acquire or sell, or authorize the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any Equity Securities of BSAQ, other than (i) in connection with the exercise of any BSAQ Warrants outstanding on the date hereof, (ii) any redemption made in connection with the BSAQ Shareholder Redemption Right, (iii) any action in connection with the BSAQ Shareholders’ vote on an extension of the deadline for consummating a Business Combination, (iv) in connection with any private placement of securities conducted by BSAQ after the date hereof, or (v) as otherwise required by the BSAQ Governing Document in order to consummate the Transactions;

(c) merge or consolidate itself with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of BSAQ (other than the Merger);

(d) make, authorize or declare any dividend (whether in the form of cash or other property) or distribution;

(e) enter into any material Contract or, other than in the Ordinary Course of Business, (i) modify, voluntarily terminate, permit to lapse, waive, or fail to enforce any material right or remedy under any material Contract or (ii) materially amend, extend or renew any material Contract;

(f) other than as expressly required by the Sponsor Support Agreement or any Ancillary Agreement, or required for purposes of funding working capital of BSAQ, enter into, renew or amend in any material respect, any transaction or Contract with Sponsor or an Affiliate of BSAQ (including (i) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater and (ii) any Person who has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater in the Sponsor);

(g) hire any employees or adopt any benefit plans;

(h) acquire (whether by merger or consolidation or the purchase of a substantial portion of the equity in or assets of or otherwise) any other Person;

(i) other than required for purposes of funding working capital of BSAQ, incur any Indebtedness;

(j) make any loans, advances or capital contributions to, or investments in, any other Person;

(k) except in the Ordinary Course of Business consistent with past practice, (i) make or change any material Tax election, (ii) adopt or change any material Tax accounting method except as required by Applicable Law, (iii) settle or compromise any material Tax liability, (iv) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) with respect to a material amount of Tax, (v) enter into any Tax sharing or similar agreement (other than any customary commercial Contract which does not primarily relate to Taxes), (vi) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes, (vii) file any amended material Tax Return unless required by Applicable Law, (viii) settle or consent to any claim or assessment relating to any material amount of Taxes or (ix) consent to any extension or waiver of the statute of limitations for any such claim or assessment (other than pursuant to an extension of time to file a Tax Return of not more than seven months obtained in the Ordinary Course of Business, in each case, if such election, change, adoption, agreement, settlement, consent or other action could, individually or in the aggregate, reasonably be expected to have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of the Company and its Affiliates (including BSAQ and its Subsidiaries) after the Closing Date;

(l) (i) commence, discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any pending or threatened Action that would reasonably be expected to (A) result in any material restriction on the Company or the Merger Surviving Company, or (B) involve any equitable remedies or admission of wrongdoing, or (ii) waive, release or assign any of its claims or rights;

(m) sell, lease, license, sublicense, exchange, mortgage, pledge, create any Liens (other than Permitted Liens) on, transfer or otherwise dispose of, or agree to sell, lease, license, sublicense, exchange, mortgage, pledge, transfer or otherwise create any Liens (other than Permitted Liens) on or dispose of, any of its material tangible or intangible assets, properties, securities, or interests;

(n) make any material change in its financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or Applicable Law;

(o) pay, or make any commitments for, capital expenditures; or

(p) enter into any agreement to do any action prohibited under this Section 8.01.

Nothing contained in this Section 8.01 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of BSAQ prior to the Closing. Notwithstanding anything to the contrary contained in this Agreement, prior to the Closing, each of BSAQ and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Applicable Law.

Section 8.02. Shareholder Litigation. Without limiting Section 8.01 above, in the event that any litigation related to this Agreement, any Ancillary Agreement or the Transactions is brought, or, to the knowledge of BSAQ, threatened in writing, against BSAQ, the Company, Merger Sub or the board of directors of BSAQ, the Company or Merger Sub by any BSAQ Shareholders prior to the Closing, BSAQ shall promptly after learning of such litigation notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. BSAQ or Merger Sub shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement) the defense of any such litigation, shall consider in good faith the Company’s suggestions with respect to such litigation and shall not settle any such litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned, delayed or denied. Notwithstanding the foregoing, the Company shall be entitled, at its option and at its cost and expense, to control the negotiation, defense and settlement of any such litigation, provided, however, that in no event shall the Company or any of its Representatives settle or compromise any such litigation without the prior written consent of BSAQ (such consent not to be unreasonably withheld, conditioned, delayed or denied).

ARTICLE 9

JOINT COVENANTS

Section 9.01. Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each Party shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Law and regulations to consummate and make effective as promptly as practicable the transactions contemplated hereby (including (x) the satisfaction, but not waiver, of the closing conditions set forth in Article 10, (y) obtaining as promptly as practicable all consents, approvals, registrations, authorizations, waivers and permits necessary or advisable to be obtained from any third party or any Governmental Authorities and the expiration or termination of all applicable waiting periods under applicable Antitrust Laws necessary to consummate the transactions contemplated hereby, and (z) satisfying (and making commercially reasonable arrangements with third parties in order to satisfy) the applicable initial listing requirements of the Qualified Stock Exchange and obtaining approval for listing the Company Ordinary Shares and Company Warrants issued pursuant to this Agreement on a Qualified Stock Exchange). Subject to Section 12.06, the costs incurred in connection with obtaining such consents of all Governmental Authorities, such expiration or termination of all applicable waiting periods under applicable Antitrust Laws, including any filing fees in connection with any Antitrust Law, and any fees associated with obtaining approval for listing the Company Ordinary Shares and Company Warrants issued pursuant to this Agreement on a Qualified Stock Exchange, shall be paid 50% by the Company and 50% by BSAQ.

(b) Each Party shall cooperate in connection with any investigation of the transactions contemplated hereby or litigation by, or negotiations with, any Governmental Authority or other Person relating to the transactions contemplated hereby or regulatory filings under Applicable Law and obtaining approval for listing the Company Ordinary Shares and Company Warrants issued pursuant to this Agreement on a Qualified Stock Exchange.

(c) Each Party shall, in connection with the Agreement, the Ancillary Agreements and the Transactions, to the extent permitted by Applicable Law: (i) promptly notify the other Parties of, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other Parties of) any material substantive communications from or with any Governmental Authority, (ii) cooperate in connection with any proposed substantive written or oral communication with any Governmental Authority and permit the other Parties to review and discuss in advance, and consider in good faith the view of the other Parties in connection with, any proposed substantive written or oral communication with any Governmental Authority, (iii) not participate in any substantive meeting or have any substantive communication with any Governmental Authority unless it has given the other Parties a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, gives the other Parties or their outside counsel the opportunity to attend and participate therein, (iv) furnish such other Parties’ outside legal counsel with copies of all filings and communications between it and any such Governmental Authority and (v) furnish such other Parties’ outside legal counsel with such necessary information and reasonable assistance as such other Parties’ outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Authority; provided that materials required to be provided pursuant to this Section 9.01(c) may be restricted to outside legal counsel and may be redacted (A) as necessary to comply with contractual arrangements, and (B) to remove references to privileged information.

Section 9.02. Indemnification and Insurance.

(a) The Company agrees that all rights held by each present and former director and officer of BSAQ to indemnification and exculpation from liabilities for acts or omissions (other than such liability (if any) that they may incur by reason of their own actual fraud, wilful default or wilful neglect) occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at, or after the Merger Effective Time, provided in the BSAQ Governing Document in effect on the date of this Agreement shall survive the Merger and shall continue in full force and effect until the sixth anniversary of the Merger Effective Time. Without limiting the foregoing, the Company shall cause the Merger Surviving Company (i) to maintain for a period of not less than six years from the Merger Effective Time provisions in its Governing Documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of the BSAQ’s former and current officers and directors that are no less favorable to those Persons than the provisions of the BSAQ Governing Document as of the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Applicable Law.

(b) BSAQ shall cause coverage to be extended under its current directors’ and officers’ liability insurance by obtaining a six year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Merger Effective Time. If any claim is asserted or made within such six year period, the provisions of this Section 9.02 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything to the contrary contained in this Agreement, this Section 9.02 shall survive the consummation of the Merger until the sixth anniversary of the Merger Effective Time and shall be binding, jointly and severally, on all successors and assigns of the Company and the Merger Surviving Company. In the event that the Company or the Merger Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Merger Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 9.02.

Section 9.03. Tax Matters.

(a) Unless BSAQ shall have received an opinion of counsel of recognized standing to the effect that it is more likely than not that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, or as otherwise agreed by the Parties or required by Applicable Law, the Parties intend that for U.S. federal (and, as applicable, state and local) income Tax purposes, the Merger be treated as taxable exchanges of BSAQ Class A Ordinary Shares for Company Ordinary Shares and of BSAQ Warrants for Company Warrants.

(b) All Taxes incurred in connection with this Agreement shall be borne by the Party responsible under Applicable Law and paid when due. The Party responsible under Applicable Law shall timely file all necessary Tax Returns and other documentation with respect to all such Tax.

(c) The Parties shall cooperate fully, as and to the extent reasonably requested by the other party or its counsel, to document and support the Tax treatment of the Merger in a manner consistent with Section 9.03(a), including by providing customary representation letters, if any, in the event the Transaction is not intended to be treated as a taxable exchange. Such cooperation shall include the provision of records and information which are reasonably relevant to any such matters and within such party’s possession or obtainable without material cost or expense, and making employees or other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d) The Company (i) shall cause Merger Sub not to make any entity classification election to be treated as a partnership or an entity disregarded as separate from its owner for U.S. federal income tax purposes, and (ii) shall take no action that would result in Merger Sub being other than a wholly-owned direct Subsidiary of the Company. The Company shall endeavor to provide the Pre-Closing BSAQ shareholders information that is reasonably required to make a timely and valid election as contemplated by Section 1295 of the Code (and the Treasury Regulations promulgated thereunder) with respect to BSAQ for the taxable year of the BSAQ during which the Transaction occurs, in the event that BSAQ is considered a passive foreign investment company for such year (including through provision of the Annual Information Statement described in Treasury Regulations Section 1.1295-1(g)).

Section 9.04. Proxy Statement; Registration Statement.

(a) As promptly as reasonably practicable after the date of this Agreement, BSAQ and the Company shall prepare, and the Company shall file with the SEC the Registration Statement, in which a preliminary proxy statement in connection with the Merger to be sent to the Pre-Closing BSAQ Holders among other things, relating to the BSAQ Extraordinary General Meeting in accordance with and as required by the BSAQ Governing Document, Applicable Law, and any applicable rules and regulations of the SEC and the applicable Qualified Stock Exchange (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) for the purposes of the approval of the Transaction Proposals will be included as a prospectus. BSAQ and the Company shall use commercially reasonable efforts to cooperate, and cause their respective Subsidiaries, as applicable, to reasonably cooperate, with each other and their respective representatives in the preparation of the Proxy Statement and the Registration Statement. BSAQ and the Company shall use their commercially reasonable efforts to cause the Proxy Statement and the Registration Statement to comply with the rules and regulations promulgated by the SEC, respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement and the Registration Statement, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the other Transactions.

(b) BSAQ shall, as promptly as practicable, notify the Company of any correspondence with the SEC relating to the Proxy Statement, the receipt of any oral or written comments from the SEC relating to the Proxy Statement, and any request by the SEC for any amendment to the Proxy Statement or for additional information, in each case, which is not simultaneously received by the Company. BSAQ shall cooperate and provide the Company with a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC and include all comments reasonably proposed by the Company in respect of such documents and responses prior to filing such with or sending such to the SEC, and, to the extent practicable, the Parties will provide each other with copies of all such filings made and correspondence with the SEC. BSAQ and the Company shall use commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Merger, and the Company and BSAQ shall promptly furnish all information concerning the Company and BSAQ, respectively, as may be reasonably requested in connection with any such action.

(c) Each of BSAQ and the Company shall use reasonable best efforts to promptly furnish to each other party all information concerning itself, its Subsidiaries, officers, directors, managers, members and shareholders, as applicable, and such other matters, in each case, as may be reasonably necessary in connection with and for inclusion in the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of BSAQ and the Company or their respective Subsidiaries, as applicable, to the SEC or any applicable Qualified Stock Exchange in connection with the Merger and the other transactions contemplated hereby (including any amendment or supplement to the Proxy Statement or the Registration Statement) (collectively, the “Offer Documents”).

(d) The Company shall notify BSAQ, promptly after the Company receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Company Ordinary Shares or other securities of the Company for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement, the Registration Statement or the other Offer Documents or for additional information. The Company shall provide BSAQ with a reasonable opportunity to review and comment on the Proxy Statement and the Registration Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC and give due consideration to all comments reasonably proposed by BSAQ in respect of such documents and responses prior to filing such with or sending such to the SEC, and, to the extent practicable, the Parties will provide each other with copies of all such filings made and correspondence with the SEC. BSAQ and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC with respect to the Proxy Statement, the Registration Statement or the other Offer Documents and any amendment filed in response thereto.

(e) Each of BSAQ and the Company shall use commercially reasonable efforts to ensure that none of the information related to it or any of its Affiliates, supplied by it or on its behalf for inclusion or incorporation by reference in (i) the Proxy Statement will, as of the date it is first mailed to the Pre-Closing BSAQ Holders, or at the time of the BSAQ Extraordinary General Meeting, or (ii) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended, at the time it becomes effective under the Securities Act and at the Merger Effective Time, in either case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(f) If, at any time prior to the Merger Effective Time, any information relating to BSAQ, the Company, or any of their respective Subsidiaries, Affiliates, directors or officers, as applicable, or the Company Shareholders is discovered by any of BSAQ or the Company and is required to be set forth in an amendment or supplement to either the Proxy Statement or the Registration Statement, so that the Proxy Statement or the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall, subject to the other provisions of this Section 9.04, be promptly filed by the Company with the SEC and, to the extent required by Applicable Law, disseminated to the Pre-Closing BSAQ Holders.

Section 9.05. BSAQ Shareholder Approval.

(a) BSAQ shall take, in accordance with Applicable Law, the rules of the applicable Qualified Stock Exchange, and the BSAQ Governing Document, all action necessary to call, hold, and convene an extraordinary general meeting of holders of BSAQ Ordinary Shares (including any permitted adjournment or postponement, the “BSAQ Extraordinary General Meeting”) to consider and vote upon the Transaction Proposals and to provide the BSAQ Shareholders with the opportunity to effect a BSAQ Share Redemption in connection therewith, as promptly as reasonably practicable (and in any event within 22 days) after the date that the Registration Statement is declared effective under the Securities Act. BSAQ shall, through the BSAQ Board, recommend to the BSAQ Shareholders (including in the Proxy Statement) and solicit approval of (i) the adoption and approval of this Agreement and the Transactions as a Business Combination, (ii) the adoption and approval of the Merger and the Plan of Merger, (iii) the adoption and approval of any other proposals as the SEC (or staff member thereof) or the applicable Qualified Stock Exchange may indicate are necessary in its comments to the Proxy Statement, the Registration Statement or correspondence related thereto, (iv) the adoption and approval of any other proposals as reasonably agreed by BSAQ and the Company to be necessary or appropriate in connection with the Merger and (v) the adjournment of the BSAQ Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (v), together, the “Transaction Proposals”). BSAQ shall use its reasonable best efforts to obtain the approval of the Transaction Proposals at the BSAQ Extraordinary General Meeting, including by soliciting proxies as promptly as practicable in accordance with Applicable Law for the purpose of seeking the approval of the Transaction Proposals and adjourning the BSAQ Extraordinary General Meeting as many times as it deems necessary (up until the Termination Date) to permit further solicitation of proxies in the event there are not sufficient votes to approve and adopt any of the Transaction Proposals.

(b) Notwithstanding anything to the contrary contained in this Agreement, once the BSAQ Extraordinary General Meeting to consider and vote upon the Transaction Proposals has been called and noticed, BSAQ will not adjourn or postpone the BSAQ Extraordinary General Meeting without the consent of the Company, other than (i) for the absence of a quorum, in which event BSAQ shall adjourn the meeting up to three times for up to ten Business Days each time, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that BSAQ has determined in good faith, after consultation with its outside legal advisors, is necessary under Applicable Law, and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of BSAQ Ordinary Shares prior to the BSAQ Extraordinary General Meeting, or (iii) a one-time adjournment or postponement of up to ten Business Days to solicit additional proxies from holders of BSAQ Ordinary Shares to the extent BSAQ has determined that such adjournment or postponement is reasonably necessary to obtain the approval of the Transaction Proposals.

Section 9.06. Company Shareholder Approval.

(a) Promptly, and in any event within five Business Days, after the BSAQ Extraordinary General Meeting), the Company shall (i) solicit and obtain the Company Conversion Approval by way of passing a resolution of the Company Shareholders by written means in accordance with the Singapore Companies Act, or (ii) in the event the Company is not able to obtain the Company Conversion Approval by written means, establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Shareholders for the purpose of obtaining the Company Conversion Approval (including any adjournment of such meeting for the purpose of soliciting additional proxies in favor of the Conversion).

(b) Within three Business Days after the completion of the Conversion, the Company shall (i) solicit and obtain the Company Recapitalization Approval by way of passing a resolution of the Company Shareholders by written means in accordance with the Singapore Companies Act, or (ii) in the event the Company is not able to obtain the Company Recapitalization Approval by written means, establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Shareholders, for the purpose of obtaining the Company Recapitalization Approval (including any adjournment of such meeting for the purpose of soliciting additional proxies in favor of the Recapitalization).

(c) As promptly as reasonably practicable after the date that the Registration Statement is declared effective under the Securities Act (and in any event prior to the BSAQ Extraordinary General Meeting), the Company shall (i) solicit and obtain the Company Closing Approval by way of passing a resolution of the Company Shareholders by written means in accordance with the Singapore Companies Act, or (B) in the event the Company is not able to obtain the Company Closing Approval by written means, establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Shareholders to be held as promptly as reasonably practicable following the date that the Registration Statement is declared effective under the Securities Act, and prior to the BSAQ Extraordinary General Meeting, for the purpose of obtaining the Company Closing Approval (including any adjournment of such meeting for the purpose of soliciting additional proxies in favor of the Closing) and such other matter as may be mutually agreed by BSAQ and the Company.

(d) The Company will use its reasonable best efforts to (i) solicit from the Company Shareholders written consents and/or proxies in favor of the Company Conversion Approval, Company Recapitalization Approval and Company Closing Approval and (ii) obtain the Company Conversion Approval, Company Recapitalization Approval and Company Closing Approval in compliance with all Applicable Law and the Company’s Governing Documents (including if necessary any adjournment or postponement of such meeting for the purpose of establishing a quorum).

(e) The Company shall send the Registration Statement to the Company Shareholders which shall seek the Company Closing Approval and shall include together with all such materials it sends to the Company Shareholders in connection with the Company Closing Approval a statement to the effect that the Company Board has unanimously recommended that the Company Shareholders vote in favor of the Company Closing Approval and neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, such recommendation.

Section 9.07. Post-Closing Board.

(a) The Parties shall take all necessary action to cause the Company Board as of immediately following the Closing to comply with Applicable Law and the applicable listing rules (including exemptions applicable to foreign private issuers) of the applicable Qualified Stock Exchange.

Section 9.08. Trust Account. Upon satisfaction or waiver of the conditions set forth in Article 10 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice BSAQ shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with, subject to and pursuant to the Trust Agreement and the BSAQ Governing Document, (a) at the Closing, (i) BSAQ shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall cause the Trustee to (A) pay as and when due all amounts payable for BSAQ Share Redemptions and (B) pay all amounts then available in the Trust Account to, or at the direction of, BSAQ in accordance with this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 9.09. Form 8-K Filings. BSAQ and the Company shall mutually agree upon and issue a press release announcing the execution of this Agreement. BSAQ and the Company shall cooperate in good faith with respect to the prompt preparation of, and, as promptly as practicable after the effective date of this Agreement (but in any event within four Business Days thereafter), BSAQ shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement. Prior to the Closing, BSAQ and the Company shall mutually agree upon and prepare a press release announcing the consummation of the Transactions (“Closing Press Release”). Concurrently with or promptly after the Closing, BSAQ and the Company shall issue the Closing Press Release and BSAQ shall file it on a Current Report on Form 8-K. BSAQ and the Company shall cooperate in good faith with respect to the preparation of, and, at least five days prior to the Closing, BSAQ shall prepare, a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant (the “Completion 8-K”). Concurrently with the Closing, or as soon as practicable (but in any event within four Business Days) thereafter, BSAQ shall file the Completion 8-K with the SEC.

Section 9.10. Company Equity Incentive Plan. Prior to the Closing Date, the Company shall approve and, subject to the approval of the Company Shareholders, adopt an equity incentive plan with terms consistent with this Section 9.10 and as otherwise determined by the Company (the “Company Equity Incentive Plan”). The Company Equity Incentive Plan will provide for the grant of awards to employees and other service providers of the Company and its Subsidiaries with a total pool of awards of Company Ordinary Shares not exceeding 10% of the aggregate number of Company Ordinary Shares outstanding at the Closing, on a fully diluted, as converted and as-exercised basis. The Company Equity Incentive Plan shall be effective upon and from the Closing.

Section 9.11. No Shop. During the Interim Period, BSAQ, on the one hand, or the Company and its Subsidiaries, on the other hand, will not, nor will they direct, authorize, cause or permit the Sponsor (in the case of BSAQ) and their respective Representatives to, directly or indirectly (a) take any action to solicit, initiate or engage in discussions or negotiations with, or enter into any binding agreement with, any Person concerning, or which would reasonably be expected to lead to, an Acquisition Transaction, (b) in the case of BSAQ, fail to include the BSAQ Board Recommendation in (or remove the BSAQ Board Recommendation from) the Registration Statement, or (c) withhold, withdraw, qualify, amend or modify (or publicly propose or announce any intention or desire to withhold, withdraw, qualify, amend or modify), in a manner adverse to the other Party, the approval of such Party’s governing body of this Agreement, the Ancillary Agreements and/or any of the Transactions, or, in the case of BSAQ, the BSAQ Board Recommendation, unless, in the case of clauses (b) and (c), the applicable party determines, in good faith, that the failure to take, or taking of, such action would be reasonably likely to be inconsistent with the BSAQ Board’s fiduciary duties under Applicable Law. From and after the date hereof, BSAQ shall, and shall instruct its officers and directors to, and BSAQ shall instruct and cause its Representatives, the Sponsor and their respective Subsidiaries and their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than the Company and its Representatives) with respect to an Acquisition Transaction. Promptly upon receipt of an unsolicited proposal regarding an Acquisition Transaction, BSAQ and each of the Company and Merger Sub shall notify the other party thereof, which notice shall include a written summary of the material terms of such unsolicited proposal. Notwithstanding the foregoing, the Parties may respond to any unsolicited proposal regarding an Acquisition Transaction only by indicating that such Party has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to such Party or any of its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction. For the purposes hereof, “Acquisition Transaction” means, (i) with respect to the Company or Merger Sub, any merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction (other than (w) the Transactions, (x) transactions set forth in the Company Disclosure Schedule, (y) transactions in the Ordinary Course of Business, and (z) other transactions that would not be restricted under Section 7.01(a)-(p) and are not undertaken within the intention of frustrating the Transactions), in each case, involving the sale, lease, exchange or other disposition of properties or assets or Equity Securities of the Company or its Subsidiaries that hold more than 15% of the Company’s total consolidated assets and (ii) with respect to BSAQ, any transaction (other than the Transactions) involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of assets, businesses or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving BSAQ (or any Affiliate or Subsidiary of BSAQ), on the one hand, and any party other than the Company, the Merger Sub or the Company Shareholders, on the other hand.

Section 9.12. Notification of Certain Matters. Each of BSAQ, the Company and Merger Sub shall give prompt notice to the other Party of: (a) any Action or investigation that would have been required to be disclosed to the other Party under this Agreement if such Party had knowledge of it as of the date hereof; (b) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, could reasonably be expected to cause any condition set forth in Section 10.02 or Section 10.03 not to be satisfied at any time from the date of this Agreement to the Merger Effective Time; (c) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the Merger or the other Transactions; (d) without limiting Section 9.01, any regulatory notice or report from a Governmental Authority in respect of the Transactions; and (e) in the case of the Company, any information or knowledge obtained by the Company, or any of its Subsidiaries that could reasonably be expected to materially affect the Company’s or any of its Subsidiaries’ current projections, forecasts or budgets or estimates of revenues, earnings or other measures of financial performance for any period. From the date hereof until the Merger Effective Time, BSAQ shall, and shall instruct its financial advisors to, keep the Company and its financial advisors informed with respect to any private placement or placements to be consummated immediately prior to or at the Closing, and the trading of BSAQ Ordinary Shares and BSAQ Warrants during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters; provided that each Acquiror and the Company acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to any private placement or placements to be consummated immediately prior to or at the Closing unless otherwise mutually agreed by the Company and BSAQ in writing.

Section 9.13. Listing on Qualified Stock Exchange. From the date hereof through the Closing, BSAQ shall use reasonable best efforts to (i) ensure that BSAQ remains listed as a public company, and that BSAQ Ordinary Shares remain listed, on a Qualified Stock Exchange, and (ii) obtain any required extension of the time period in which BSAQ must consummate a Business Combination pursuant to the BSAQ Governing Document). The Company shall use reasonable best efforts to ensure that the Company is listed as a public company, and that the Company Ordinary Shares and the Company Warrants are listed, on a Qualified Stock Exchange, in each case, as of the Merger Effective Time.

Section 9.14. Subscription Agreements. Each of BSAQ and the Company shall use commercially reasonable efforts to procure the entry by the Company into one or more Subscription Agreements in form and substance reasonably acceptable to the Company and BSAQ, pursuant to which investors which have been mutually approved by the Company and BSAQ shall purchase Company Ordinary Shares, Equity Securities of the Company, or notes or other similar instruments of the Company in a private placement or placements to be consummated immediately prior to or at the Closing, on the terms and conditions set forth therein.

ARTICLE 10

CONDITIONS TO OBLIGATIONS

Section 10.01. Conditions to Obligations of BSAQ, the Company and Merger Sub. The obligations of BSAQ, the Company and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if permitted by Applicable Law) in writing by all of such Parties:

(a) Listing Requirements. The Company Ordinary Shares and the Company Warrants contemplated to be listed pursuant to this Agreement shall have been duly approved for listing and shall be eligible for listing on such Qualified Stock Exchange immediately following the Closing, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

(b) Conversion. The Conversion shall have been completed.

(c) Required Governmental Consents. The consents or approvals of Governmental Authorities and set forth on Section 10.01(b) of the Company Disclosure Schedule shall have been received.

(d) Applicable Law. There shall not be in force any Applicable Law or Governmental Order enjoining, prohibiting, making illegal or preventing the consummation of the Transactions.

(e) BSAQ Shareholder Approval. The BSAQ Shareholder Approval shall have been obtained.

(f) Company Closing Approval. The Company Closing Approval shall have been obtained.

(g) Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the Securities Act, no stop order shall have been issued by the SEC with respect to the Registration Statement and no Action seeking such stop order shall have been threatened or initiated.

(h) Recapitalization. The Recapitalization shall have been completed in accordance with the terms hereof.

Section 10.02. Conditions to Obligations of BSAQ. The obligations of BSAQ to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by BSAQ:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in this Agreement (without giving effect to any materiality or “Company Material Adverse Effect” or similar qualifications therein), other than the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.05, Section 5.06, Section 5.09(a), Section 5.26 and Section 5.27, shall be true and correct as of the date of this Agreement and as of the Closing, as if made at and as of such time, except with respect to representations and warranties which speak as to another specified time, which representations and warranties shall be true and correct at and as of such time, except for, in each case, such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) The representations and warranties of the Company contained in Section 5.09(a) shall be true and correct as of the date of this Agreement and as of the Closing, as if made at and as of such time.

(iii) Each of the representations and warranties of the Company contained in Section 5.01, Section 5.02, Section 5.05, Section 5.06, Section 5.26 and Section 5.27 (without giving effect to any materiality or “Company Material Adverse Effect” or similar qualifications therein), shall be true and correct as of the date of this Agreement and as of the Closing, as if made at and as of such time (except to the extent that any such representation and warranty speaks expressly as of another specified time, in which case such representation and warranty shall be true and correct as of such time), except for, in each case, such failures to be true and correct as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

(b) Covenants. Each of the covenants, obligations and agreements of the Company and Merger Sub hereunder to be performed as of or prior to the Closing shall have been performed in all material respects provided, that for the purposes of this Section 10.02(b), a covenant of the Company or the Merger Sub shall only be deemed to have not been performed if the Company or Merger Sub (as the case may be) has materially breached such covenant and failed to cure, if curable, within 20 days after receipt by the Company or Merger Sub (as the case may be) from BSAQ notice of such breach (or if earlier, the Termination Date).

(c) No Company Material Adverse Effect. From the date of this Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing.

(d) Closing Deliverables. BSAQ shall have received the deliverables set forth in Section 4.01(a).

Section 10.03. Conditions to the Obligations of the Company and Merger Sub. The obligation of the Company and Merger Sub to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company and/or Merger Sub, as applicable:

(a) Representations and Warranties.

(i) Each of the representations and warranties of BSAQ contained in this Agreement (without giving effect to any materiality or “BSAQ Material Adverse Effect” or similar qualifications therein), other than the representations and warranties set forth in Section 6.01, Section 6.02, Section 6.06, Section 6.12(b) and Section 6.21, shall be true and correct as of the date of this Agreement and as of the Closing, as if made at and as of such time, except with respect to representations and warranties which speak as to another specified time, which representations and warranties shall be true and correct at and as of such time, except for, in each case, such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a BSAQ Material Adverse Effect.

(ii) The representations and warranties of BSAQ contained in Section 6.01(c), Section 6.02 and Section 6.12(b) shall be true and correct as of the date of this Agreement and as of the Closing, as if made at and as of such time.

(iii) Each of the representations and warranties of BSAQ contained in Section 6.01(a), Section 6.01(b), Section 6.06 and Section 6.21 (without giving effect to any materiality or “BSAQ Material Adverse Effect” or similar qualifications therein), shall be true and correct in all respects except for de minimis inaccuracies as of the date of this Agreement and as of the Closing, as if made at and as of such time (except to the extent that any such representation and warranty speaks expressly as of another specified time, in which case such representation and warranty shall be true and correct in all respects except for de minimis inaccuracies as of such time).

(b) Covenants. Each of the covenants, obligations and agreements of BSAQ hereunder to be performed as of or prior to the Closing shall have been performed in all material respects provided, that for the purposes of this Section 10.03(b), a covenant of BSAQ shall only be deemed to have not been performed if BSAQ has materially breached such covenant and failed to cure, if curable, within 20 days after receipt by BSAQ from the Company or Merger Sub notice of such breach (or if earlier, the Termination Date).

(c) No BSAQ Material Adverse Effect. From the date of this Agreement, there shall not have occurred a BSAQ Material Adverse Effect that is continuing.

(d) Closing Deliverables. The Company shall have received the deliverables set forth in Section 4.01(b).

(e) Minimum Cash. Available Cash shall be greater than or equal to Minimum Cash.

(f) Net Tangible Assets. The Merger Surviving Company (as the successor of BSAQ) shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the consummation of the Business Combination and the closing of the BSAQ Share Redemption.

(g) Waiver of the application of the Singapore Take-over Code. A waiver of the application of the Singapore Take-over Code to the Company shall have been granted by the Securities Industry Council of Singapore.

Section 10.04. Satisfaction of Conditions. All conditions to the obligations of the Company, Merger Sub and BSAQ to proceed with the Closing under this Agreement will be deemed to have been fully and completely satisfied or waived for all purposes if the Closing occurs.

ARTICLE 11

TERMINATION/EFFECTIVENESS

Section 11.01. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by written consent of all Parties to this Agreement;

(b) by either the Company or BSAQ if the Closing shall not have occurred on or before the earlier of (i) September 30, 2023, provided that such date shall be automatically extended to no later than December 31, 2023 if the failure of the Closing to be consummated on or before September 30, 2023 has resulted from the failure of the Registration Statement to be declared effective under the Securities Act in sufficient time to hold the BSAQ Extraordinary General Meeting and obtain the approvals for the Transaction Proposals in accordance with this Agreement prior to such date, and (ii) the then applicable deadline for BSAQ to complete a Business Combination in accordance with BSAQ Governing Document (such earlier date, the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b) shall not be available to any Party whose breach of or failure to perform any provision of this Agreement results in the failure of the Closing to be consummated by such date;

(c) by either the Company or BSAQ if the consummation of the Merger is permanently enjoined, prohibited, deemed illegal or prevented by the terms of a final, non-appealable Governmental Order;

(d) by BSAQ if there is any breach of any representation, warranty, covenant or agreement on the part of the Company or Merger Sub set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company or Merger Sub, then, for a period of up to 30 days (or any shorter period of the time that remains between the date BSAQ provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from BSAQ of such breach, but only as long as the Company or Merger Sub continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided that BSAQ shall not have the right to terminate this Agreement pursuant to this Section 11.01(d) if BSAQ is then in breach of its covenants, agreements, representations or warranties contained in this Agreement, which breach by BSAQ would cause any condition set forth in Section 10.03(a) or Section 10.03(b) not to be satisfied;

(e) by the Company if there is any breach of any representation, warranty, covenant or agreement on the part of BSAQ set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating BSAQ Breach”), except that, if any such Terminating BSAQ Breach is curable by BSAQ, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by BSAQ of notice from the Company of such breach, but only as long as BSAQ continues to use their reasonable best efforts to cure such Terminating BSAQ Breach (the “BSAQ Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating BSAQ Breach is not cured within the BSAQ Cure Period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.01(e) if the Company or Merger Sub is then in breach of its covenants, agreements, representations or warranties contained in this Agreement, which breach by the Company or Merger Sub would cause any condition set forth in Section 10.02(a) or Section 10.02(b) not to be satisfied; or

(f) by either the Company or BSAQ if  the BSAQ Shareholder Approval is not obtained upon a vote duly taken thereon at the BSAQ Extraordinary General Meeting (subject to any permitted adjournment or postponement of the BSAQ Extraordinary General Meeting).

The Party desiring to terminate this Agreement pursuant to this Section 11.01 (other than Section 11.01(a)) shall give written notice of such termination to each other Party.

Section 11.02. Effect of Termination. Except as otherwise set forth in this Section 11.02, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of any of the Parties for any (a) intentional and wilful material breach of this Agreement by such Party occurring prior to such termination or (b) fraud by such Party. The provisions of Sections 7.03, 11.02, 12.05, 12.06, 12.07, 12.08, 12.09, 12.10, 12.13, 12.15, 12.16 and 12.17 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any defined term or other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall, in each case, survive any termination of this Agreement.

ARTICLE 12

MISCELLANEOUS

Section 12.01. Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Closing, except for (a) those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Closing and then only to such extent until such covenants and agreements have been fully performed, (b) any covenants and agreements in the Surviving Provisions and (c) any claim arising out of actual fraud.

Section 12.02. Waiver. Any party to this Agreement may, at any time prior to the Closing, waive any of the terms or conditions of this Agreement. No waiver of any term or condition of this Agreement shall be valid unless the waiver is in writing and signed by the waiving party.

Section 12.03. Notices(ii) . All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email or other electronic transmission (in each case in this clause (d), solely if receipt is confirmed), addressed as follows:

(i)	If to BSAQ, to:

Black Spade Acquisition Co

Suite 2902, 29/F, The Centrium

60 Wyndham Street, Central

Hong Kong

Attention:     Dennis Tam

                     Kester Ng

Email:          dennis.tam@blackspadeacquisition.com

                      kester.ng@blackspadeacquisition.com

with copies (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

The Hong Kong Club Building

3A Chater Road, Hong Kong

Attention:     James Lin

                     Sam Kelso

Email:          james.lin@davispolk.com

                      sam.kelso@davispolk.com

(ii)	If to the Company or Merger Sub, to:

VinFast Auto Pte. Ltd.

61 Robinson Road, #06-01, 61 Robinson Road, Singapore

068893

Attention:         The Chief Executive Officer and

                          David Thomas Mansfield

Email:              ceo@vinfastauto.com, ir@vinfastauto.com,

                          v.davidtm@vinfast.vn

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

9 Raffles Place

#42-02 Republic Plaza

Singapore 048619

Attention:        Sharon Lau

                Stacey Wong

Email:              sharon.lau@lw.com

                Stacey.Wong@lw.com

or to such other address or addresses as the parties may from time to time designate in writing by notice to the other parties in accordance with this Section 12.03.

Section 12.04. Assignment. No party hereto shall assign, delegate or otherwise transfer (by operation of law or otherwise) any of its rights or obligations under this Agreement or any part hereof without the prior written consent of the other parties hereto. Any assignment in contravention of the preceding sentence shall be null and void ab initio. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.05. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto, any right or remedies under or by reason of this Agreement, including, without limitation, the right to rely upon the accuracy or completeness of the representations and warranties set forth herein; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of BSAQ (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 9.02, and (b) the past, present and future directors, managers, officers, employees, incorporators, members, partners, equityholders, Affiliates, agents, attorneys, advisors and representatives of the parties and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, this Section 12.05 and Section 12.16.

Section 12.06. Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement, the Ancillary Agreements and the Transactions whether or not such Transactions shall be consummated, including all fees of its legal counsel, financial advisors and accountants; provided that, notwithstanding anything to the contrary, if the Transactions are consummated, the Company shall pay or cause to be paid all (a) costs and expenses (including fees and expenses of counsel, auditors and financial and other advisors and fees and expenses under Section 9.02) incurred by the Company and its Subsidiaries and BSAQ in connection with (i) this Agreement, the Ancillary Agreements, and the Transactions; provided that the incurrence by BSAQ of any amount of such costs and expenses which shall be borne and paid by the Company in excess of $8,701,000 in aggregate shall be subject to the mutual agreement of BSAQ and the Company, such agreement not to be unreasonably withheld, conditioned, delayed or denied. BSAQ shall provide the Company with written notice (which delivery shall be made via email), on a bi-weekly basis from the date hereof until the consummation of the Transactions or termination of this Agreement, of its reasonable estimates of the costs and expenses incurred (and to be incurred) as of such date by BSAQ.

Section 12.07. Governing Law. This Agreement, and all Actions based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Section 12.08. Dispute Resolution and Waiver of Jury Trial.

(a) Subject to Section 12.15, any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the courts of the Borough of Manhattan in the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York located therein and, in each case, appellate courts therefrom, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of such Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Applicable Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.08.

(b) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 12.08.

Section 12.09. Headings and Captions; Counterparts. The headings and captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or .pdf copies hereof or signatures hereon shall, for all purposes, be deemed originals. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.10. Entire Agreement. This Agreement (including, for the avoidance of doubt, any Annexes, Appendices, Exhibits or Schedules annexed hereto or referred to herein, including the Company Disclosure Schedule and the BSAQ Disclosure Schedule), the Confidentiality Agreement, and the Ancillary Agreements constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the parties hereto except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 12.11. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties; provided that, after the BSAQ Shareholder Approval has been obtained, there shall be no amendment or modification that would require the further approval of the Pre-Closing BSAQ Holders under Applicable Law without such approval having first been obtained.

Section 12.12. Publicity. Except communications consistent with the final form of joint press release announcing the Transactions and the investor presentation given to investors in connection with the announcement of the Transactions, BSAQ, on the one hand, and the Company and Merger Sub, on the other hand, shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other, prior to issuing any press releases or other public written communications or otherwise making planned public statements with respect to the Transactions and prior to making any filings with any third party and/or any Governmental Authority with respect thereto, and (other than in the case where the public announcement is required by Applicable Law) shall not make or issue any such press release or other public written communications or otherwise make any planned public statements without the prior written consent of the other Parties, which approval shall not be unreasonably withheld or delayed.

Section 12.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under any Applicable Law governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Applicable Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 12.14. Disclosure Schedules. Each of the Company and BSAQ has set forth information on their respective disclosure schedules in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a disclosure schedule need not be set forth in any other section so long as its relevance to such other section of the disclosure schedule or section of the Agreement is reasonably apparent. Any item of information, matter or document disclosed or referenced in, or attached to, the Company Disclosure Schedules or the BSAQ Disclosure Schedules shall not (a) be used as a basis for interpreting the terms “material,” “Company Material Adverse Effect,” “BSAQ Material Adverse Effect,” “material adverse effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the Ordinary Course of Business, (c) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter (other than with respect to any section of the Company Disclosure Schedules or BSAQ Disclosure Schedules, as applicable, referred to in any representation or warranty in this Agreement that expressly requires listing facts, circumstances or agreements in such section of the Company Disclosure Schedules or BSAQ Disclosure Schedules, as applicable), or (d) notwithstanding the foregoing in subclause (c), constitute, or be deemed to constitute, an admission to any third party in any respect concerning such item or matter.

Section 12.15. Enforcement.

(a) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of Damages or inadequacy of any remedy at Applicable Law, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or Applicable Law.

(b) Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.15(b) shall not be required to provide any bond or other security in connection with any such injunction. The Parties acknowledge and agree that nothing contained in this Section 12.15 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 12.15 before exercising any termination right under Section 11.01 or pursuing damages.

Section 12.16. Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Merger Sub or BSAQ under this Agreement of or for any Action based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 12.16, nothing in this Section 12.16 shall limit (a) any liabilities or obligations against any party to an Ancillary Agreement in respect thereof or (b) any Party’s remedies in the event of fraud.

Section 12.17. Legal Representation. The Company hereby agrees on behalf of itself and its directors, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that any legal counsel (including Davis Polk & Wardwell LLP and Appleby) that represented BSAQ, the Sponsor and/or the Observer(s) prior to the Closing may represent the Observer(s), the Sponsor or any of the Sponsor’s Affiliates or the Sponsor’s or its Affiliates’ respective directors, members, partners, officers or employees, in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of BSAQ or other Company Waiving Parties, and each of BSAQ and the Company on behalf of itself and the Company Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each of BSAQ and the Company on behalf of itself and the Company Waiving Parties hereby further agrees that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Davis Polk & Wardwell LLP and Appleby) that represented the Observers, the Sponsor or any of the Sponsor’s Affiliates or the Sponsor’s or its Affiliates’ respective directors, members, partners, officers or employees prior to the Closing in any way related to the transactions contemplated hereby, the attorney/client privilege and the expectation of client confidence belongs to the Observer(s) and the Sponsor and may be controlled by the Observer(s) and the Sponsor, and shall not pass to or be claimed or controlled by the Company (after giving effect to the Closing) or any other Company Waiving Party; provided that the Observer(s) and the Sponsor shall not waive such attorney/client privilege other than to the extent they determine appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement. Notwithstanding the foregoing, any privileged communications or information shared by the Company or any Company Waiving Party prior to the Closing with BSAQ, the Sponsor or the Observer(s) (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Company. The Company acknowledges that the foregoing provisions apply whether or not any legal counsel (including Davis Polk & Wardwell LLP and Appleby) that represented BSAQ, the Sponsor and/or the Observer(s) prior to the Closing provides legal services to the Company, BSAQ or any other Company Waiving Parties after the Closing Date.

[Signature pages follow.]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

BLACK SPADE ACQUISITION CO

By:	/s/ BLACK SPADE ACQUISITION CO
Name:
Title:

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

VINFAST AUTO PTE. LTD.

By:	/s/ Nguyen Thi Van Trinh
Name: Nguyen Thi Van Trinh
Title: Director

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

NUEVO TECH LIMITED

By:	/s/ Nguyen Thi Van Trinh
Name: Nguyen Thi Van Trinh
Title: Director

[Signature Page to Business Combination Agreement]

ANNEX A

FORM OF LISTING CONSTITUTION

(attached)

ANNEX B

FORM OF SHAREHOLDERS SUPPORT AND LOCK-UP AGREEMENT AND DEED

(attached)

ANNEX C

FORM OF SPONSOR SUPPORT AND LOCK-UP AGREEMENT AND DEED

(attached)

ANNEX D

FORM OF REGISTRATION RIGHTS AGREEMENT

(attached)

ANNEX E

FORM OF ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

(attached)

ANNEX F

FORM OF PLAN OF MERGER

(attached)